    As filed with the Securities and Exchange Commission on December 30, 1998
                                                 Registration No. 333-__________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                     FIRST CAPITAL BANK HOLDING CORPORATION
                 (Name of small business issuer in its charter)
                         ------------------------------

   FLORIDA                           6712                              59-3532208
(State or other           (Primary Standard Industrial             (IRS Employer
jurisdiction of            Classification Code Number)         Identification Number)
incorporation or
organization)

                       ---------------------------------
                            1875A SOUTH 14TH STREET
                        FERNANDINA BEACH, FLORIDA 32034
                                 (904) 321-0400
                         (Address and telephone number
                        of principal executive offices)
                       ---------------------------------

                               MICHAEL G. SANCHEZ
                             1875A SOUTH 14TH STREET
                         FERNANDINA BEACH, FLORIDA 32034
                                 (904) 321-0400
                          (Name, address and telephone
                          number of agent for service)
                       ---------------------------------

                              Copies Requested to:
                            ROBERT C. SCHWARTZ, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                            SUITE 3100, PROMENADE II
                           1230 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309
                                 (404) 815-3758
                        ---------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================= ===============  ===================== ==============================  ===================
                                                Proposed maximum
   Title of each class of      Amount to be          offering          Proposed maximum aggregate         Amount of
securities to be registered     registered      price per share(1)           offering price           registration fee
------------------------------------------------------------------------------------------------------------------------
        Common Stock             1,000,000            $10.00                   $10,000,000                $2,780.00
       $.01 par value
============================= ===============  ===================== ==============================  ===================

(1) Estimated solely for the purpose of calculating the fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

                                1,000,000 SHARES
                                  COMMON STOCK
                     FIRST CAPITAL BANK HOLDING CORPORATION

                                     [LOGO]

                           A BANK HOLDING COMPANY FOR
                      FIRST NATIONAL BANK OF NASSAU COUNTY
                            FERNANDINA BEACH, FLORIDA
                            A PROPOSED NATIONAL BANK

         This is an initial public offering of shares of common stock of First Capital Bank Holding Corporation ("First Capital"). We are offering a minimum of 610,000 shares and a maximum of 1,000,000 shares at a public offering price of $10.00 per share. The shares are being offered on a "best-efforts" basis through Allen C. Ewing & Co. as sales agent for First Capital (the "Sales Agent") so that we can raise the minimum amount of capital necessary to form a national bank, First National Bank of Nassau County ("First National Bank"). Offering shares on a "best-efforts basis" means that the Sales Agent has agreed to devote appropriate time and energy to marketing and selling the shares, but does not guarantee that all, or any, shares will be sold. The minimum subscription amount is 100 shares per investor.

         We will deposit all subscription funds in an interest-bearing escrow account with The Bankers Bank until we have received subscriptions for 610,000 shares. If we have not received subscriptions for 610,000 shares by ________, 1999, we will terminate the offering and promptly return all subscription funds to subscribers, with interest. We may, however, at our option, extend the offering for three consecutive 90-day periods until ___________, 1999, without giving notice to you. We may reject all or part of any subscription for any reason. The Sales Agent will receive commissions of either $0.25 or $0.50 on any shares sold in the offering, except that no commissions will be paid for the 330,000 shares to be sold to the organizers of First Capital.

         There is currently no public market for our common stock. We expect to list the common stock on the Nasdaq SmallCap Stock Market at some time in the future, but we do not intend to apply for such listing at this time.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.


                                               Minimum             Maximum
                                 Per Share     Offering            Offering
                                 ---------     --------            --------
Price to Public                   $10.00      $6,100,000         $10,000,000
Maximum Sales Commissions(1)      $ 0.50      $        0(2)      $   335,000
Proceeds to First Capital         $ 9.50      $6,100,000         $ 9,665,000

(1) We will offer our common stock to three different groups of investors and the amount of commissions to be paid to the Sales Agent will vary depending on the amount of common stock purchased by each group. The Sales Agent will receive commissions of either $0.25 or $0.50 on any shares not sold to the organizers. The above figures assume that all shares other than those sold to the organizers will be sold with a commission of $0.50. For additional information, see "Plan of Distribution" beginning on page 13.
(2) Commissions will be paid out of funds received in the offering only to the extent such funds exceed $6,100,000, which is the amount that will be received should the minimum offering be sold.

- NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


                              ALLEN C. EWING & CO.
                                   Sales Agent

              The date of this Prospectus is _____________, 1999.

                               PROSPECTUS SUMMARY


         This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                   THE COMPANY

         First Capital was formed to operate as a bank holding company. The proceeds of this offering will be used to purchase all of the common stock to be issued by First National Bank, a national bank to be formed under the laws of the United States of America. The proceeds will also provide working capital for First National Bank to commence its operations, to pay organizational expenses and for other general corporate purposes. Neither First Capital nor First National Bank has commenced business operations, and neither will do so until we have completed the offering and have obtained the requisite approvals of certain regulatory agencies. Our main office will be located in Fernandina Beach, Nassau County, Florida. We anticipate that First National Bank will commence business operations out of its temporary office in May of 1999, or as soon thereafter as practicable. It will operate as a full-service commercial bank, except that it will not have any trust powers. Our temporary mailing address is 1875A South 14th Street, Fernandina Beach, Florida 32034, and our temporary telephone number is (904) 321-0400.

                                    STRATEGY

         Our business strategy is to create a customer-driven financial institution focused on providing personalized service to clients and offering products designed to meet their specific needs. We believe that First National Bank can attract clients who prefer to conduct business with a locally-managed institution that demonstrates a continuing, active interest in its clients' business and personal objectives.

         We believe First National Bank will be able to generate competitively-priced loans and deposits in the Nassau County market and anticipate that its staff will use data processing systems selected to deliver high-quality products and provide responsive service to clients. We anticipate that First National Bank will contract with third-party service providers to provide customers with convenient electronic access to their accounts and other competitive bank products. Such an arrangement should allow First National Bank to use current technology while minimizing the costs of delivery. We expect this approach to its operations to be appealing to clients who have been receiving banking services in the depersonalized environment of larger competitors. See "Business of First National Bank" beginning on page 18.

                                   MARKET AREA

         Fernandina Beach is located in Nassau County, Florida, which is within the Jacksonville, Florida Metropolitan Statistical Area ("Jacksonville MSA"). This area includes the five counties of Duval, Nassau, St. Johns, Clay, and Baker. Nassau County is an integral part of the Jacksonville MSA and has participated in the growth experienced by the Jacksonville MSA in recent years. First National Bank's Primary Service Area (the "PSA") will include the Florida communities of Fernandina Beach, Amelia Island, O'Neil, and Yulee, as well as St. Mary's, Georgia. Amelia Island is considered to be one of the foremost residential and retirement areas in Florida, and the Ritz-Carlton Hotel and the Amelia Island Plantation are among the premier resort hotels on Florida's East Coast.

         The population within a 15-mile radius of our prospective office grew from 30,463 in 1980, according to the U.S. Census, to 69,542 in 1998 (estimated by National Decision Systems), an increase of 132% during the period. The current population within that radius is projected to increase to 80,000 by 2004. The estimated average household income within a 15-mile radius is $49,012 per year. As of June 30, 1998, total bank deposits in Nassau County were approximately $369 million.

                                   COMPETITION

         The banking industry in First National Bank's PSA has experienced significant consolidation in recent years principally as the result of the liberalization of interstate banking and branching laws. Many of our area's former community banks have been acquired by large regional financial institutions headquartered outside our PSA. This consolidation has resulted in repricing of products and services, elimination of local boards of directors, adjustments in management and branch personnel, and a change in the level of personalized customer service. Because of recent changes in interstate banking regulations, we expect this type of consolidation to continue.

         We believe that this competitive situation, when coupled with our area's sable family income and growing economic business base, creates a favorable opportunity for a new commercial bank. In addition, we believe that our management experience and our dedicated local board of directors will attract customers to our locally-managed community bank, as these attributes offer the prospect of highly professional, personalized attention and timely response to product and service requests due to an active interest in our customers' business and personal financial needs. Once we open for business, First National Bank will be the only independent commercial bank headquartered in the PSA.

         The Nassau County market is currently served by six banks and three credit unions. The regional bank holding companies represented in Nassau County are NationsBank Corporation, SouthTrust Bank Corporation, First Union Corporation, Synovus Financial Corporation, and Compass Bancshares, Inc. There are no existing locally-owned community banks in Nassau County.

                                  THE OFFERING


Common Stock Offered...................................    1,000,000 shares.  A minimum of 610,000 shares are
                                                           required to be sold in the offering.  See "Terms of the
                                                           Offering" beginning on page 10.

Common Stock to be
Outstanding after the Offering.........................    Minimum--610,000 shares
                                                           Maximum--1,000,000 shares

Public Offering Price..................................    $10.00 per share

Plan of Distribution...................................    Shares of the common stock of First Capital will be
                                                           marketed on a best-efforts, 610,000 share minimum
                                                           basis through Allen C. Ewing & Co., our sales agent,
                                                           which will receive no more than a 5% commission on
                                                           such sales.  Each investor must purchase a minimum
                                                           of 100 shares.  See "Terms of the Offering--Plan of
                                                           Distribution" at page 13.

Purchases by Organizers of First Capital...............    330,000 shares pursuant to this offering.

Offering Conditions....................................    All of the following conditions must be met for the
                                                           offering to be completed:
                                                           -        at least $6,100,000 must be deposited with
                                                                    the Escrow Agent
                                                           -        the Federal Reserve Board must approve First
                                                                    Capital's application to become a bank
                                                                    holding company
                                                           -        the organizers must receive preliminary
                                                                    approval from the Office of the Comptroller
                                                                    of the Currency to charter First National
                                                                    Bank
                                                           -        the Federal Deposit Insurance Corporation
                                                                    must approve First National Bank's
                                                                    application for deposit insurance
                                                           -        First Capital must not have canceled this
                                                                    offering before funds are withdrawn from the
                                                                    subscription escrow account

Escrow Arrangements....................................    Until these conditions have been met, we will place
                                                           all subscription funds in an escrow account.  If these
                                                           offering conditions are not satisfied, all escrowed
                                                           funds will be returned promptly to the subscribers,
                                                           with interest.

                                                           If all of these offering conditions are met, the
                                                           escrow agent will release all funds to First Capital.
                                                           The funds of anyone subscribing after escrow is
                                                           broken will not be placed in escrow, but will be
                                                           immediately available to us. Once escrow is broken,
                                                           all subscribers may lose a portion of their
                                                           subscription funds if either First Capital or First
                                                           National Bank does not receive final regulatory
                                                           approvals. Prior to the release of the funds, the
                                                           escrow agent can invest subscription funds in certain
                                                           short-term investments upon instruction by the
                                                           President of First Capital. See "Terms of the
                                                           Offering" beginning on page 10.

Use of Proceeds........................................    The proceeds of the offering will be used:

                                                           -        to purchase all First National Bank stock to
                                                                    be issued and outstanding ($6 million), in
                                                                    order to

                                                           -        provide working capital to commence its
                                                                    business operations (including officers' and
                                                                    employees' salaries and construction of
                                                                    permanent office facilities)

                                                           -        to pay expenses in connection with the
                                                                    formation of First Capital, the organization
                                                                    of First National Bank, and this securities
                                                                    offering, and for other corporate purposes

                                                           -        Twenty-five percent of all funds received in
                                                                    excess of $6 million will be reserved by
                                                                    First Capital for growth of First National
                                                                    Bank; the remainder will be reserved for
                                                                    general corporate purposes at the holding
                                                                    company level. See "Use of Proceeds"
                                                                    beginning on page 14.

Risk Factors...........................................    YOU SHOULD READ THE "RISK FACTORS" SECTION, BEGINNING
                                                           ON PAGE 4, AS WELL AS THE OTHER CAUTIONARY STATEMENTS
                                                           THROUGHOUT THE ENTIRE PROSPECTUS, TO ENSURE THAT YOU
                                                           UNDERSTAND THE RISKS ASSOCIATED WITH AN INVESTMENT IN
                                                           THE COMMON STOCK.


                                  RISK FACTORS


         Before you invest in our common stock, you should be aware that there are various risks, including but not limited to those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

NEW ENTITIES--NO OPERATING HISTORY TO EVALUATE

         Neither First Capital nor First National Bank has commenced any active business operations other than matters related to our initial organization and the raising of capital. First Capital was only recently formed, and First National Bank will not receive final approval from the Office of the Comptroller of the Currency (the "OCC") to begin operations until after this offering is completed. Consequently, you will not have access to information that would be available to purchasers of securities of a financial institution with a history of operations. Since First National Bank is in organization, it has no operating history on which to base any estimate of its future earning prospects.

POSSIBLE LOSS OF SUBSCRIPTION FUNDS IN THE EVENT FIRST NATIONAL BANK FAILS TO COMMENCE OPERATIONS

        Several approvals must be obtained and requirements met before First National Bank can begin operations. Within eighteen months after preliminary charter approval is obtained from the OCC, First National Bank must obtain final approval to commence banking operations.

         In the event that we have satisfied the offering conditions, broken escrow and issued the shares of common stock, but final approval to commence banking operations is not granted within eighteen months after receipt of preliminary approval from the OCC, First National Bank would not be able to commence banking operations and we would seek to dissolve and liquidate First Capital. Upon liquidation, we would return to subscribers all subscription funds with interest, less all expenses incurred by First Capital. In short, if you invest in the common stock and First Capital breaks escrow and incurs start-up expenses, but final regulatory approval is not granted, you may lose part of your initial investment. See "Terms of the Offering--Failure of First National Bank to Commence Operations" at page 12.

POTENTIAL DELAY IN COMMENCING OPERATIONS

         Although we expect to receive all regulatory approvals and to commence business in the second quarter of 1999, we can give no assurance as to when, if at all, these events will occur. Any delay in commencing First National Bank's operations will increase pre-opening expenses and postpone First National Bank's realization of potential revenues. Such a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue.

RELIANCE ON KEY MANAGEMENT

         Regulatory approval to establish and operate a national bank partially depends upon the OCC's approval of that bank's proposed chief executive officer. Generally, the chief executive officer of a start-up financial institution is considered vital to the potential success of the new institution. In our charter application to the OCC, we proposed Michael G. Sanchez as First National Bank's chief executive officer. If Mr. Sanchez were to become unavailable for any reason, final regulatory approval to commence banking operations would be delayed until the OCC approved a suitable replacement. It is possible that we would not be able to find a suitable replacement for Mr. Sanchez. See "Management" beginning on page 29.

SIGNIFICANT INITIAL LOSSES EXPECTED

         Initially, First Capital will merely act as the sole shareholder of First National Bank. Thus, its profitability will depend upon the successful operation of First National Bank. Typically, new banks are not profitable in the first year of operation and sometimes are not profitable for several years. First National Bank will incur substantial expenses in establishing itself as a going concern, and we can offer no assurance that it will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry.

POTENTIAL DILUTION RESULTING FROM FUTURE CAPITAL NEEDS

         We intend to capitalize First National Bank at $6,000,000. We will reserve twenty-five percent of all funds received in excess of the $6,000,000 capitalization for the growth of First National Bank in compliance with OCC regulations. We will hold the remainder of the funds for general corporate purposes. Although we anticipate that the minimum amount of capital to be raised by this offering (i.e., $6,100,000) will be sufficient to support First National Bank's immediate capital needs, the Board of Directors of First Capital may, from time to time, issue additional shares of the authorized common stock of First Capital or other securities to obtain additional capital. Additional shares of common stock may be offered on terms different from the terms of this offering. The future issuance of these additional shares would dilute your ownership interest in the Company.

COMPETITION IN NASSAU COUNTY

         First National Bank will be a full service commercial bank in Fernandina Beach, Nassau County, Florida, except that it will not have any trust powers. The Nassau County market is served by six banks and three credit unions. Competition among financial institutions in Nassau County is intense, and we will compete with other state and national banks, savings and loan associations, consumer finance companies, credit unions, money market mutual funds, and other financial institutions which have far greater financial resources than those available to us. As a start-up financial institution, First National Bank's relatively small capital base may affect its ability to compete for loans due to regulatory lending limitations. Its size may also impact its ability to compete effectively with larger institutions in offering other services. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has further increased competition by eliminating interstate branching barriers for certain financial institutions and enabling financial institutions located outside Florida to more easily access the market served by First National Bank. If First National Bank is unable to compete for deposits, loans, and other banking business effectively, there would likely be an adverse effect on its potential for growth and profitability. See "Business of First National Bank--Market Area and Competition" beginning on page 18.

POTENTIAL ADVERSE EFFECT OF UNPREDICTABLE ECONOMIC CONDITIONS

         Commercial banks and other financial institutions, including bank holding companies, are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders and other factors beyond First National Bank's control may adversely affect its profitability. See "Business of First National Bank--Monetary Policies" at page 24.

         The success of First Capital will depend significantly upon general economic conditions in Florida and Nassau County. A prolonged economic dislocation or recession, whether in Florida generally or in Nassau County, could cause First Capital's non-performing assets to increase, thereby causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters such as hurricanes, floods or tornadoes, or a prolonged downturn in various industries upon which the economies of Florida and/or Nassau County depend. Future adverse changes in the Florida economy or the local economy of Nassau County could have a material adverse effect on First Capital's business, future prospects, financial condition or results of operations.

INTEREST RATE SENSITIVITY

         First National Bank will attempt to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Its asset/liability mix will likely be monitored on a daily basis. A report reflecting interest-sensitive assets and interest-sensitive liabilities will be prepared and presented monthly to First National Bank's Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities to minimize the impact of substantial movements in interest rates on First National Bank's earnings. Nevertheless, rapidly rising or falling interest rates may adversely affect its performance.

POTENTIAL LIMITATION ON GROWTH RESULTING FROM LOW LENDING LIMITS

         At least during our first years of operation, First National Bank's legally mandated lending limits will be lower than those of many of its competitors because it will have less capital than many of its competitors. Initially, First National Bank's legal lending limit will be $900,000. Our lower lending limits may discourage potential borrowers who have lending needs that exceed these limits, which may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed.

POTENTIAL ADVERSE EFFECT OF GOVERNMENT REGULATION

         First Capital and First National Bank will operate in a highly regulated environment and will be subject to supervision and examination by several regulatory agencies. As a bank holding company, First Capital will be subject to regulations and supervision by the Federal Reserve Board. As a national bank, the deposits of which will be federally-insured to the extent permitted by law, First National Bank will be subject to regulation and supervision primarily by the OCC and, to a lesser extent, by the Federal Deposit Insurance Corporation (the "FDIC"). Additionally, certain Florida state laws, primarily pertaining to maximum rates of interest that may be charged on loans, will apply to First National Bank's operations. First Capital and First National Bank are vulnerable to future legislation and government policy, including bank deregulation and interstate expansion, which could adversely affect the banking industry as a whole. In particular, First National Bank will be subject to regulatory capital requirements. Although we believe that First National Bank's initial capitalization will be sufficient to support its anticipated growth for its first five years of operation, these regulatory capital requirements may constrain future growth without the infusion of additional capital. These regulations are intended primarily for the protection of depositors, not for the benefit of investors, and they restrict or limit the manner in which First Capital and First National Bank may conduct business and obtain financing. First Capital and First National Bank are also subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted, but they could adversely affect the future businesses and operations of First Capital, First National Bank, or both. See "Supervision and Regulation" beginning on page 24.

COMMON STOCK IS NOT AN INSURED BANK DEPOSIT

         Although deposits at First National Bank will be insured by the FDIC to the maximum amount permitted by law, shares of First Capital common stock are not bank or deposit accounts. Thus, shares of First Capital common stock are not insured by the FDIC or any other governmental agency.

ABILITY OF ORGANIZERS TO INFLUENCE CORPORATE ACTIONS

         The organizers intend to purchase 330,000 shares or $3,300,000 in the offering, which will equal approximately 54.1% of the 610,000 shares to be outstanding upon completion of the minimum offering or 33.0% of the 1,000,000 shares to be outstanding should the maximum number of shares be sold. All purchases by the organizers will be made at the same public offering price, $10.00 per share, as that paid by other investors and will count towards the achievement of the minimum offering. The organizers have represented to First Capital that all purchases of common stock will be made for investment purposes only and not with a view to resell such shares. See "Security Ownership of Certain Beneficial Owners and Management" at page 34.

         In addition, once the offering is complete, the organizers will be granted warrants to purchase additional shares of common stock. Each warrant will entitle the organizer to purchase one additional share of common stock. The actual number of warrants granted will vary depending upon the number of shares actually sold in the offering, with a cap on the ratio of warrants to shares such that each organizer will receive no more than one warrant for every two shares he or she purchased in the offering. Given the organizers' intent to purchase 330,000 shares in the offering, they will receive up to a maximum of 165,000 warrants. Therefore, upon completion of the maximum offering and the exercise of all of their warrants, the organizers will own 495,000 shares or 42.5% of the total shares outstanding. Assuming the completion of the minimum offering, the organizers will receive 82,207 warrants. Therefore, upon completion of the minimum offering and the exercise of all of their warrants, the organizers will own 412,207 shares of common stock, or 59.5% of the total number of shares outstanding.

         As a result of such ownership, the organizers will be able to exercise significant control over the management and affairs of First Capital and First National Bank. In addition, the exercise of such warrants will dilute your ownership interest in First Capital. See "Terms of the Offering--Purchases by Organizers of First Capital" at page 12.

DILUTIVE EFFECT OF STOCK OPTION PLANS

         We have established an Incentive Stock Option Plan which will allow us to grant stock options to employees who are contributing significantly to the management or operation of the business of First Capital or First National Bank. Under this plan, we have reserved 100,000 shares of common stock for the issuance of options under the Incentive Stock Option Plan, of which Michael G. Sanchez, the President of First Capital and First National Bank, will receive options to purchase 30,000 shares or 5% of the number of shares sold in the offering, whichever is less. Any exercise of options will dilute your ownership interest in First Capital. See "Management--Stock Option Plans" at page 33.

DETERRENT EFFECT OF ANTI-TAKEOVER PROVISIONS

         First Capital's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") contain provisions that could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction, even if a majority of shareholders vote in favor of such a transaction. In addition, the Articles of Incorporation establish a classified Board of Directors, which means that only one-third of the members of the Board of Directors is elected each year and each director serves for a term of three years. First Capital's Articles of Incorporation also authorize the Board of Directors to issue a series of preferred stock without shareholder action. The issuance of preferred stock by First Capital could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in First Capital, and could adversely affect the voting power or other rights of holders of its common stock. These provisions also make it more difficult for a third party to achieve a change in control of First Capital through the acquisition of a large block of its common stock without approval by the Board of Directors. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Description of Capital Stock" beginning on page 35.


POSSIBILITY THAT AN ACTIVE TRADING MARKET MAY NOT DEVELOP

         The small size of this offering, among other things, makes unlikely the development and maintenance of an active and liquid trading market for the shares. You should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. Even if you can sell your shares, you may not be able to sell them at a price equal to or above the price you paid for them. Although we expect to list the common stock on the Nasdaq SmallCap Stock Market at some time in the future, at this time, we do not intend to apply for such listing.

NO DIVIDENDS

         We do not expect to pay dividends on the common stock for the foreseeable future. Rather, we intend to retain future earnings of First National Bank (if any) to enhance its capital structure to, among other things, support future growth. Dividend distributions of national banks are restricted by statute and regulation. Our future dividend policy will depend on First National Bank's earnings, capital requirements, financial condition and other factors we consider relevant. See "Dividend Policy" at page 16.

ARBITRARY DETERMINATION OF OFFERING PRICE

         There is no established market for shares of the common stock, nor was there an established market prior to this offering. The offering price was arbitrarily determined by the organizers, and does not bear any relationship to First Capital's assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock, the OCC's capital requirements for First National Bank and general market conditions for the sale of such securities were considered. Should a market develop for the common stock after this offering is complete, there is no guarantee that the market price will be greater than or equal to the public offering price.

ABSENCE OF PREEMPTIVE RIGHTS AND CUMULATIVE VOTING RIGHTS

         As a shareholder of First Capital, you will not have any preemptive rights with respect to the issuance of additional shares of common stock or any other class of stock, which means that if we decide to issue additional shares of common stock, you will not automatically be entitled to maintain your percentage ownership by purchasing additional shares. In addition, you will not have cumulative voting rights. This means that in the election of directors, you will be entitled to cast only one vote per share for each director position to be filled. Under a cumulative voting scheme, you would be entitled to cast a total number of votes equal to the number of shares you own, multiplied by the number of director positions being filled, and you could cast your votes for any one director or divide the votes among several nominated directors. One effect of cumulative voting is to prevent a majority shareholder from necessarily being able to determine the make-up of the entire board of directors. As a minority shareholder, you will not have the protection of cumulative voting.

RISKS ASSOCIATED WITH THE YEAR 2000

         As the year 2000 approaches, an important business issue has emerged regarding existing application software programs and operating systems. Many existing application software products were designed to accommodate a two-digit year. For example, "98" is stored on the system and represents 1998 and "00" represents 1900. As a result, any computer programs or equipment that are date dependent may, for example, recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, a temporary inability to process transactions, send invoices, or engage in similar normal business activity.

         First Capital's and First National Bank's business will be highly dependent on communications and information systems, including systems which monitor deposit and lending accounts. We will rely on software and hardware developed by independent third parties to provide these critical systems. However, as we expect that any computer system or software purchased for First National Bank's operations will be Year 2000 compliant, we do not anticipate that First Capital or First National Bank will incur significant operating expenses or be required to incur material costs to be Year 2000 compliant.

         First National Bank will utilize a third-party vendor to provide its primary banking applications, including core processing systems. We intend to choose a third-party vendor that has modified or upgraded its computer applications to ensure timely Year 2000 compliance. In addition, we intend to implement a Year 2000 compliance program to review the Year 2000 issue that may be faced by our other third-party vendors. Under the program, we will examine the need for modifications or replacement of all non-Year 2000-compliant software. We do not currently expect that the cost of our Year 2000 compliance program will be material to our financial condition and expect that we will satisfy the compliance program without material disruption of our operations. We intend to evaluate the potential effect on our third-party vendors' data processing systems of Year 2000 issues and to obtain a representation from such vendors that their core processing systems will be fully Year 2000 compliant before First National Bank opens for business. If we or our vendors do not successfully and timely achieve Year 2000 compliance, First National Bank's business, future prospects, financial condition or results of operations could be materially adversely affected.

         We and the OCC are concerned about the effect of Year 2000 issues on First National Bank's loan customers. Certain customers may encounter difficulties in continuing operations should they fail to address these issues. This could cause them to default on their loan obligations to First National Bank, reducing the value of its loan portfolio. Therefore, our customer relationships will be monitored to ensure that our loan customers make any needed systems modifications in a timely fashion. In addition, First National Bank will review Year 2000 related issues as part of its normal underwriting criteria and loan approval process, and will include Year 2000 compliance requirements and covenants requiring compliance within its standard loan agreements. Nevertheless, there can be no assurance that our customers will be Year 2000 compliant; therefore, the Year 2000 problem may still cause loan defaults, which would negatively impact First Capital's earnings.

         Although we will take extensive steps to address Year 2000 related issues, there can be no assurance that we will identify and make all necessary modifications or that we will not encounter unforeseen difficulties or costs. Furthermore, in the event that First National Bank's internal systems or the systems provided by its data processing vendor or other companies on which First Capital's systems rely should fail, we cannot assure that there will be no negative impact on our systems or operations. See "Business of First National Bank--Year 2000" beginning on page 23.


                              TERMS OF THE OFFERING

GENERAL

         First Capital is offering hereunder 1,000,000 shares of its common stock for cash at a price of $10.00 per share. The common stock will be offered on a "best-efforts" basis through the Sales Agent, which means that the Sales Agent has agreed to devote appropriate time and energy to marketing and selling the shares, but does not guarantee that all, or any, shares will be sold. Each investor must purchase a minimum of 100 shares. The purchase price of $10.00 per share must be paid in full upon execution and delivery of the Subscription Agreement. All subscriptions tendered by investors are subject to acceptance by the Board of Directors of First Capital, and First Capital reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Rejected subscriptions will be returned to the subscriber without interest. An investor whose subscription is reduced may withdraw his or her subscription within ten days after being notified of such reduction by First Capital. First Capital reserves the right to cancel this offering at any time, for any reason whatsoever, prior to the time it withdraws funds from the subscription escrow account.

         Prior to this offering there has been no established public market for the shares of the common stock. Furthermore, there can be no assurance that an established market for such stock will develop. The offering price has been arbitrarily determined and is not a reflection of First Capital's book value, net worth or any other such recognized criteria of value. In determining the offering price of the common stock, the capital requirements of the OCC and general market conditions for the sale of such securities were considered. There can be no assurance that, if a market should develop for the common stock, the post-offering market price will equal or exceed the offering price.

CONDITIONS OF THE OFFERING

         This offering will expire at 5:00 p.m. Eastern Time, on _______, 1999 (90 days from the date of this Prospectus) (the "Expiration Date"), unless such date is extended by First Capital. The Expiration Date may be extended by First Capital without notice to subscribers for up to three consecutive 90-day periods, or no later than __________, 1999. The offering is expressly conditioned upon fulfillment of the following conditions (the "Offering Conditions") on or prior to the Expiration Date, as extended. The Offering Conditions, which may not be waived, are as follows:

         (a) Not less than $6,100,000 must be deposited with the Escrow Agent in the subscription escrow account;

         (b) First Capital must receive approval from the Federal Reserve Board of its application to become a bank holding company;

         (c) The organizers must receive preliminary approval from the OCC to charter the First National Bank;

         (d) First National Bank must receive approval of its application for deposit insurance from the FDIC; and

         (e) First Capital must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

ESCROW OF SUBSCRIPTION FUNDS

         Until the Offering Conditions above have been met, all subscription funds and documents tendered by investors will be placed in a subscription escrow account with The Bankers Bank (the "Escrow Agent"). Pursuant to the terms of the Escrow Agreement (the form of which is attached to this prospectus as Appendix A), if all of the Offering Conditions are met, First Capital may certify such fact to the Escrow Agent and the Escrow Agent will release all subscription funds, and any profits thereon, to First Capital. Subscription funds are not insured by the FDIC or any other governmental agency.

         Pending disposition of the subscription escrow account under the Escrow Agreement, the Escrow Agent is authorized, upon instructions to be given by Michael G. Sanchez, to invest subscription funds in interest-bearing bank accounts, including saving accounts and bank money market accounts, short-term direct obligations of the United States Government and/or in short-term FDIC insured bank certificates of deposit, with maturities not to exceed 90 days. First Capital will invest the subscription funds and any additional funds obtained after breaking escrow and before it infuses capital into First National Bank in a similar manner. The offering proceeds will be used to purchase capital stock of First National Bank and to repay expenses incurred in the organization. See "Use of Proceeds" beginning on page 14.

         In the event the Offering Conditions are not met by the Expiration Date, as extended, the Escrow Agent shall promptly return to the subscribers their subscription funds, together with their allocated share of profits, if any, earned on the investment of the subscription escrow account. Each subscriber's proportionate share of subscription escrow account earnings shall be that fraction (i) the numerator of which is the dollar amount of such subscriber's tendered subscription multiplied by the number of days between the date of acceptance of the investor's subscription and the date of the offering termination, inclusive (the subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate Time Subscription Factors of all investors depositing subscription funds in the subscription escrow account. The expenses incurred by First Capital prior to the satisfaction of the Offering Conditions will be borne by the organizers and not by the shareholders.

         NO ASSURANCE CAN BE GIVEN THAT SUBSCRIPTION FUNDS CAN OR WILL BE INVESTED AT THE HIGHEST RATE OF RETURN AVAILABLE OR THAT ANY PROFITS WILL BE REALIZED FROM THE INVESTMENT OF SUBSCRIPTION FUNDS.

         If all Offering Conditions are satisfied, and First Capital withdraws the subscription funds from the subscription escrow account, all profits and earnings on such account shall belong to First Capital. If the minimum offering of 610,000 shares of common stock are sold before the expiration date, a minimum closing will be held at First Capital's offices. At that minimum closing, the funds will be released from the subscription escrow account to First Capital and investors will become shareholders of First Capital.

         The Bankers Bank, by accepting appointment as Escrow Agent under the Escrow Agreement, in no way endorses the purchase of First Capital's common stock.

FAILURE OF FIRST NATIONAL BANK TO COMMENCE OPERATIONS

         The OCC requires that a new national bank open for business (i.e., obtain a charter) within 18 months after receipt of preliminary approval from the OCC. The organizers anticipate that First National Bank will open for business in May 1999. Because final approval of First National Bank's charter is conditioned on First Capital's raising funds to capitalize First National Bank at $6,000,000, First Capital expects to issue the shares of common stock before it has obtained all final regulatory approvals for First National Bank. In the event that First Capital issues the shares of common stock and the OCC does not grant First National Bank final regulatory approval to commence banking operations by 18 months after it receives preliminary approval from the OCC, First Capital will solicit shareholder approval for its dissolution and liquidation, in which event, First Capital will promptly return to subscribers all subscription funds and interest earned thereon, less all expenses incurred by us, including the expenses of the offering and the organizational and pre-opening expenses of First Capital and First National Bank. Therefore, if either First Capital or First National Bank does not receive final regulatory approvals, subscribers whose funds were originally placed in escrow and subscribers whose funds were immediately available to First Capital may lose a portion of their subscription funds. It is possible that this return may be further reduced by amounts paid to satisfy claims of creditors, as discussed in the following paragraph.

         Once First Capital issues the shares of common stock offered hereby, the offering proceeds may be considered part of general corporate funds and thus may be subject to the claims of creditors of First Capital, including claims against First Capital that may arise out of actions of its officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering before First National Bank begins banking operations. If such an attachment occurred and it became necessary to pay the subscription funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed, and if it became necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

PURCHASES BY ORGANIZERS OF FIRST CAPITAL

         The organizers will purchase 330,000 shares of the common stock pursuant to this offering, which will constitute approximately 54.1% of the 610,000 shares to be outstanding upon completion of the minimum offering, or 33.0% of the 1,000,000 shares to be outstanding should the maximum number of shares be sold. All purchases of shares by the organizers will be made at the same public offering price, $10.00 per share, as that paid by other investors and will count toward the achievement of the minimum offering. The organizers have represented to First Capital that any such purchases will be made for investment purposes only and not with a view to resell such shares. See "Security Ownership of Certain Beneficial Owners and Management" beginning on page 34.

         In addition, in consideration of their efforts in organizing First Capital and First National Bank, the organizers will be granted warrants to purchase additional shares of the common stock once the offering is complete. Each warrant will entitle the organizer to purchase one additional share of common stock. The actual number of warrants granted will vary depending on the number of shares actually sold in the offering, with the ratio of warrants to shares capped such that each organizer may receive no more than one warrant for every two shares such organizer purchases in this offering. Given the intent of the organizers to purchase 330,000 shares in the offering, the organizers will be granted 165,000 warrants upon completion of the maximum offering. Upon completion of the minimum offering, the organizers will receive warrants to purchase 82,207 shares of common stock. Any warrants granted will become exercisable in equal amounts beginning on the date First National Bank commences business and on each of the four succeeding anniversaries of that date. All warrants granted will expire five years after the date of grant. An organizer exercising his or her warrants will pay the public offering price of $10.00 per share. The warrants will provide the organizers with the opportunity to profit from any future increase in the market value of the common stock or any increase in the net worth of First National Bank without presently paying for the warrant shares initially. The exercise of such warrants will dilute your ownership interest in First Capital. See "Risk Factors--Ability of Organizers to Influence Corporate Actions" at page 7.


                              PLAN OF DISTRIBUTION

         Shares of the common stock of First Capital will be marketed on a "best-efforts," 610,000 share minimum basis through Allen C. Ewing & Co. (the "Sales Agent"), 50 North Laura Street, Jacksonville, Florida 32202 (904-354-5573). The Sales Agent may, however, engage other broker-dealers to participate in the selling effort.

         The common stock will be offered directly to the public at the public offering price set forth on the cover page of this prospectus. The common stock will be offered to three different groups of investors--organizers, the Nassau County community, and the general public--and the amount of commissions to be paid to the Sales Agent will vary depending upon the amount of common stock purchased by each group. The Sales Agent will receive no commissions for the 330,000 shares of common stock to be purchased by the organizers. The Sales Agent will be paid a commission of 2.5% on all shares of common stock sold in the community offering, and will be paid a commission of 5.0% on all of the shares of common stock sold in the public offering. Commissions will be paid from funds received in this offering only to the extent that such funds exceed $6,100,000. In the event that the Sales Agent decides to form a selling group by enlisting additional broker-dealers, it may reallow to such additional registered broker-dealer up to $.25 per share of the commission to be paid to the Sales Agent for shares sold in the public offering. The Sales Agent has reserved the right to allocate shares of common stock among the three investor groups as needed. The Sales Agent will be reimbursed for legal fees and out-of-pocket expenses it incurs in the offering.

         Subject to certain limitations, First Capital and the Sales Agent have agreed to indemnify each other against certain liabilities, including certain civil liabilities, under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments that First Capital or the Sales Agent may be required to make in respect thereof. The Sales Agent has informed First Capital that it does not intend to exercise its discretionary authority in order to purchase shares of common stock for any account over which it holds discretionary authority.

         In the event that the Offering Conditions have not been satisfied by the Expiration Date, First Capital will terminate this offering and promptly return subscription funds to the subscribers, together with their allocated share of profits, if any, earned on the investment of the subscription escrow account as described above. See "Terms of the Offering--Escrow of Subscription Funds" at page 11.

         As soon as practicable, but no more than ten business days after First Capital receives a subscription, First Capital will accept or reject the subscription. Subscriptions not rejected by First Capital within this ten day period shall be deemed accepted. Once a subscription is accepted by First Capital, it cannot be withdrawn by the subscriber. Payment from any subscriber for shares in excess of the number of shares allocated to such subscriber will be refunded by mail, without interest, within ten days of the date of rejection.

         Certificates representing shares of common stock of First Capital, duly authorized and fully paid, will be issued as soon as practicable after subscription funds are released to First Capital from the subscription escrow account.

         Subscriptions to purchase shares of common stock can be made by completing the subscription agreement attached to this prospectus and delivering it to First Capital's offices at 1875A South 14th Street, Fernandina Beach, Florida 32034, or mailing the same in the enclosed self-addressed, stamped envelope. Full payment of the purchase price must accompany the subscription. First Capital reserves the right to disregard any subscription which is not fully paid when First Capital receives it. No subscription agreement is binding until accepted by First Capital, and First Capital may refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. After a subscription is accepted and proper payment received, First Capital shall not cancel it unless all accepted subscriptions are canceled. Unless otherwise agreed by First Capital, all subscription amounts must be paid in United States currency by check, bank draft or money order payable to "The Bankers Bank, Escrow Agent for First Capital Bank Holding Corporation." A subscription will be accepted in writing by First Capital in the Form of Acceptance attached to this prospectus.


                                 USE OF PROCEEDS

         The gross proceeds from the sale of shares of common stock offered by First Capital are estimated to be $6,100,000 assuming the sale of a minimum of 610,000 shares, and $10,000,000 assuming the sale of a maximum of 1,000,000 shares. However, if 610,000 shares are not sold prior to the expiration date as defined above, then First Capital will terminate the offering and promptly return all funds received from subscribers. See "Terms of the Offering" beginning on page 10.

         The estimated expenses of this offering are as follows:

                                                  Minimum            Maximum
                                                 Offering           Offering
                                                 --------           --------
         Registration fees, including blue
          sky fees and expenses ..........      $   10,280       $   10,280

         Legal fees and expenses .........          35,000           35,000

         Commissions to the Sales Agent ..               0*         335,000

         Accounting fees and expenses ....           3,500            3,500

         Printing and engraving expenses .           5,000            5,000

         Advertising .....................           5,500            5,500

         Mailing and distribution ........             960              960

         Entertainment ...................           3,500            3,500

         Miscellaneous ...................           5,000            5,000

              Total Expenses .............      $   68,740       $  403,740
                                                ==========       ==========
         Net proceeds ....................      $6,031,260       $9,596,260

----------
* Commissions will be paid out of funds received in the offering only to the extent such funds exceed $6,100,000, which is the amount expected to be received in the minimum offering.

         The net proceeds of this offering as well as any interest earned on the subscription funds will be used by First Capital, after breaking escrow, primarily for the purchase of all of the issued and outstanding capital stock of First National Bank. First National Bank will, in turn, use the funds as capital to commence its business operations (including officers' and employees' salaries and construction of its permanent facilities) and to repay expenses incurred in the organization of First Capital and First National Bank.

         As indicated in the charter application of First National Bank filed by First Capital with the OCC, First Capital intends to capitalize First National Bank at $6,000,000. Twenty-five percent of all funds received in excess of the $6,000,000 required to capitalize First National Bank will be held by First Capital to be available for the future growth of First National Bank in compliance with OCC regulations. The remainder of the funds will be held by First Capital to be reserved for general corporate purposes.

         A portion of the net proceeds of this offering beyond the minimum will be retained by First Capital for the purpose of funding any required additions to the capital of First National Bank. Since national banks are regulated with respect to the ratio that their total assets may bear to their total capital, if First National Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. Management anticipates, however, that the proceeds of this offering will be sufficient to support First National Bank's immediate capital needs and will seek, if necessary, long- and short-term debt financing to support any additional needs; however, management can give no assurance that such financing, if needed, will be available or if available will be on terms acceptable to management.

         The following is a schedule of the estimated use by First National Bank of the proceeds from the sale of the common stock of First Capital, including its estimated operating expenses for its first 12 months of operation.


         Organizational and pre-opening expenses of First National Bank including
                 salaries, legal and accounting fees(1) .........................     $  500,000 *
         Land purchase and construction of permanent bank facility(2) ...........      1,115,000 +
         Lease and set-up costs of temporary bank facility and
                 occupancy expenses(3) ..........................................        174,000 *
         Salaries and benefits(4) ...............................................        648,000 +
         General and administrative expenses, composed primarily of data processing, marketing and advertising, telephone
                 and casualty and deposit insurance(5) ..........................        228,000 +
         Furniture, fixtures and equipment(6) ...................................        600,000 *
         Working capital ........................................................      2,735,000
                                                                                      $6,000,000
                                                                                      ==========

----------
* Represents expenses which will be incurred prior to commencement of operations of First National Bank.
+ Represents operating expenses which will be incurred during First National Bank's first 12 months of operations.
(1) These expenses will be incurred prior to the commencement of operations of First National Bank and are being funded from a line of credit in the principal amount of $700,000 that First Capital has obtained from The Bankers Bank, Atlanta, Georgia.
(2) Costs for construction of First National Bank's permanent facility are based on estimates from an architect. The land upon which the facility will be located has been purchased for $265,000 from Bosco Enterprises. See "Certain Transactions" at page 35. The construction is expected to begin in January 1999 and be completed in August 1999. See "Business of First Capital -- Premises" at page 17.
(3) Upon final approval from the OCC, First National Bank will open in a temporary facility until such time as a permanent facility can be constructed.
(4) Salaries and benefits are based on management's estimates of the number and types of employees which will be required during the first 12 months of operations of First National Bank. It is presently anticipated that First National Bank will employ 16 persons during such 12 months, including 5 officers.
(5) These expenses are based on the experiences of similar size banks in the region and on management's previous banking experience.
(6) Furniture and equipment cost is based on the organizers' estimates and upon information from suppliers of bank equipment of the costs required to furnish and equip First National Bank for the expected level of operations.

The expenses described above are estimates only and assume First National Bank will commence operations in May 1999, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by First National Bank during its first year of operation.


                                 DIVIDEND POLICY

         First Capital and First National Bank are both start-up operations. The Board of Directors of First Capital intends to reinvest earnings for such period of time as is necessary to ensure the success of the operations of First National Bank. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on First National Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of First Capital.

         First National Bank will be restricted in its ability to pay dividends under the national banking laws and by regulations of the OCC. Pursuant to 12 U.S.C. ss. 56, a national bank may not pay dividends from its capital. In addition, no dividends may be made in an amount greater than a national bank's undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. ss. 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10 of First National Bank's net income of the preceding two consecutive half year periods (in the case of an annual dividend). Pursuant to 12 U.S.C. ss. 60(b), the approval of the OCC is required if the total of all dividends declared by First National Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         First Capital is still in the development stage, and will remain in that stage until the offering of the Common Stock is complete. First Capital initially funded its start-up and organization costs through advances from the organizers in the amount of $75,000. First Capital subsequently obtained a line of credit in the amount of $700,000 from The Bankers Bank, a portion of the proceeds of which were used to repay, without interest, the $75,000 advanced by the organizers. A portion of the proceeds of this offering will be used to repay the line of credit, to the extent that such repayment is reasonable and not detrimental to the operations of First Capital, and to the extent that such repayment is allowed by the OCC and other appropriate regulatory authorities. See "Use of Proceeds" beginning on page 14. Total organizational costs as of October 31, 1998, amounted to approximately $68,935. These costs include consultant fees ($51,535) and regulatory application fees ($17,400).

         Subscription funds during the offering contemplated herein will be placed in an escrow account and invested in bank accounts, including savings accounts and bank money market accounts, in direct obligations of the United States Government, and in short-term insured bank certificates of deposit with maturities not to exceed 90 days.

         In the opinion of First Capital, the minimum net proceeds of $6,000,000 from the minimum offering will be adequate capital to support the growth of both First Capital and First National Bank for their first five years of operation. It is not anticipated that First Capital will need to raise additional funds to meet expenditures required to operate the business of First Capital and First National Bank over the next 12 months. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of this offering. See "Use of Proceeds" beginning on page 14.


                            BUSINESS OF FIRST CAPITAL

GENERAL

         First Capital was incorporated under the laws of the State of Florida on July 29, 1998 for the purpose of organizing First National Bank and purchasing 100% of the outstanding capital stock of First National Bank, which will conduct a general banking business in Fernandina Beach, Florida. The organizers expect to receive preliminary approval from the OCC to charter First National Bank on or before January 30, 1999. First Capital also expects First National Bank to receive approval of its application for deposit insurance from the FDIC on or before January 30, 1999. Upon receipt of preliminary approval from the OCC, First Capital will file an application with the Federal Reserve Board to become a bank holding company. First Capital has been organized as a mechanism to enhance First National Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of First Capital's banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that First National Bank maintain a minimum ratio of capital to assets. In the event that First National Bank's growth is such that this minimum ratio is not maintained, First Capital may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of First National Bank and otherwise raise capital in a manner which is unavailable to First National Bank under existing banking regulations.

         First Capital has no present plans to acquire any operating subsidiaries other than First National Bank; however, it is expected that First Capital may make additional acquisitions in the event that First National Bank becomes profitable and such acquisitions are deemed to be in the best interests of First Capital and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "Supervision and Regulation" beginning on page 24.

PREMISES

         On June 16, 1998, First Capital entered into a contract to acquire 1.28 acres of land located at 1891 South 14th Street at its intersection with Island Walk Way in Fernandina Beach, Nassau County, Florida 32034, for a total purchase price of $265,000. The property was purchased from Bosco Enterprises. One of the principals of Bosco Enterprises is the husband of one of the organizers, Lorie
L. McCarroll. The organizers have received an appraisal from an independent third party appraising the value of the property at $265,000. First Capital intends to construct its headquarters building on this property. The building will contain approximately 6,500 square feet of finished space at a cost of approximately $800,000. The building is expected to contain one vault, an automated teller machine, seven offices, two loan closing rooms, five teller stations, four drive-in windows and a loan operations area.

         Until construction of the permanent bank building is complete, First Capital and First National Bank will temporarily operate out of offices located at 1875A South 14th Street, Fernandina Beach, Florida 32034. First Capital will lease the approximately 1,584 square foot facility pursuant to an 11-month lease (extendable for any period upon written agreement of the parties) at the monthly rental of $1,200 ($9.09 per square foot). It is estimated that First Capital and First National Bank will operate out of this temporary facility for approximately twelve months until construction of the headquarters building is complete. First Capital is leasing its temporary offices from Miller, Lee & McCarroll, Inc., of which David F. Miller and

Lorie L. McCarroll, two of the organizers, are principals. For additional information, see "Certain Transactions" at page 35.

         In addition to its headquarters facility, First National Bank plans to open a small branch office facility, at a location to be determined, in the third year of its operations. Management expects that the land for this branch facility will be acquired for a purchase price of approximately $150,000 and the building will be constructed for approximately $650,000. This facility is expected to contain a safe, two offices, four teller stations, and two drive-in windows. First Capital does not anticipate any material expenditures in connection with its compliance with environmental laws.

         The mailing address of First Capital's temporary office is 1875A South 14th Street, Fernandina Beach, Florida 32034, and its temporary telephone number is (904) 321-0400.


                         BUSINESS OF FIRST NATIONAL BANK

GENERAL

         The organizers expect preliminary approval from the OCC to charter First National Bank on or before January 30, 1999. The organizers expect approval of First National Bank's application for deposit insurance from the FDIC on or before January 30, 1999.

         First National Bank anticipates that it will commence business operations in May 1999 in a temporary facility located at 1875A South 14th Street, Fernandina Beach, Florida 32034. First National Bank plans to be a full service commercial bank, without trust powers. First National Bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, First National Bank will provide such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit, credit cards and automatic teller services.

         The philosophy of management of First National Bank with respect to its initial operations will emphasize prompt and responsive personal service to members of the business and professional community of Nassau County, Florida, in order to attract customers and acquire market share now controlled by other financial institutions in First National Bank's market area. First National Bank's prime location and range of banking services, as well as its emphasis on personal attention and service, prompt decision making and consistency in banking personnel, will be major tools in First National Bank's efforts to capture such market share. In addition, First National Bank's executive officers have substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of First National Bank's customer base. Several of the organizers are active members of the business community in and around the Fernandina Beach area, and continued active community involvement will provide an opportunity to promote First National Bank and its products and services. The organizers intend to utilize target marketing and superior selling efforts in order to build a distinct institutional image for First National Bank and to capture a customer base.

MARKET AREA AND COMPETITION

         The primary market area for the proposed Bank in Fernandina Beach, Nassau County, Florida, is within the Jacksonville Metropolitan Statistical Area ("Jacksonville MSA"), which includes the five counties of Duval, Nassau, St. Johns, Clay, and Baker. Nassau County is an integral part of the Jacksonville metropolitan area and has participated in the growth experienced by the Jacksonville MSA in recent years. The Jacksonville market has a current population in excess of 1,000,000 people and is projected to grow to a population of 1,200,000 by 2010. Fernandina Beach's strategic location within the Jacksonville MSA, along with its coastal setting, makes it a location of choice for many residents taking advantage of the resources and job opportunities in the metropolitan market of Jacksonville.

         The five-county area has a lower unemployment rate than the State of Florida which, in turn, is lower than the national average. The climate and geography of the area have encouraged strong population and economic growth and the new NFL football team, the Jacksonville Jaguars, has given the five-county area a higher profile regionally and nationally.

         First National Bank's primary service area (the "PSA") represents a geographic area which includes the communities of Amelia Island, Fernandina Beach, O'Neil, and Yulee, Florida, and St. Mary's, Georgia. The boundaries of the PSA are the St. Mary's River and the State of Georgia to the North, the Atlantic Ocean to the East, Duval County to the South, and Baker County to the West.

         Nassau County has many positive attributes that contribute to the area's business growth and stability. These include easy access to two interstates, an extensive rail service network, Jacksonville International Airport, and the Port of Fernandina, which is the deepest natural port on the southeastern coast of the United States. The paper, timber, and resort industries form the core of the area's economy and, as an indication of recent growth, commercial building permits have increased 237% over the past ten years. Amelia Island is considered to be one of the foremost residential and retirement areas in Florida as it attracts affluent retirees and second homeowners from the Eastern states of the country. The Ritz-Carlton Hotel with its 300 rooms and the Amelia Island Plantation are among the premier resort hotels on Florida's East Coast.

         The 1990 census estimate of the population within a fifteen-mile radius of the proposed Bank site was approximately 51,000, a 67.5% increase over the 1980 population. The population within the fifteen-mile radius is approximately 70,000 currently, projected to be approximately 80,000 by 2004. From 1988 to 1998, residential building permits increased from 609 to 996, an increase of 63.5%, with much of that growth occurring in the last five years. The estimated average family income in Nassau County is $55,294 within a five-mile radius of the proposed Bank site and $49,102 within a fifteen-mile radius. Median home values within a five-mile radius are $97,386, and $88,245 within a fifteen-mile radius.

         First National Bank will target its products and services to meet the needs of the area's customer base and will be a full-service bank, initially focusing on providing small- to middle-market business loans, residential mortgages, and consumer loans to these customers. The organizers estimate that more than 75% of First National Bank's proposed customer base will be businesses and/or residents located in the PSA. The PSA represents a diverse market with a growing population and economy.

         Competition in First National Bank's PSA is intense. As of June 30, 1998, total bank deposits in Nassau County were approximately $369 million; the market is served by six banks and three credit unions. The regional bank holding companies represented in Nassau County are NationsBank Corporation with a market share of 28.6% total deposits, First Union Corporation with 28.5%, SouthTrust Bank Corporation with 11.8%, Synovus Financial Corporation with 14.0%, and Compass Bancshares, Inc. with 7.2%.

        There are no existing locally-owned community banks in Nassau County, as SouthTrust and Synovus recently entered the Nassau County market via the acquisition of the two remaining independent community banks. Therefore, upon opening for business in 1999, First National Bank will be the sole independent commercial bank headquartered in the PSA.

         Financial institutions primarily compete with one another for deposits. In turn, a bank's deposit base directly affects such bank's loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the designing of unique financial services products. First National Bank will be competing with financial institutions which have much greater financial resources than it will have, and which may be able to offer more and unique services and possibly better terms to their customers. However, the organizers of First National Bank believe that it will be able to attract sufficient deposits to enable it to compete effectively with other area financial institutions. The organizers believe that First National Bank will have the advantage of being locally owned and managed, enabling it to benefit from the high visibility and excellent business contacts of its organizers.

         First National Bank will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been invading the traditional banking markets. Due to the growth of First National Bank's PSA, it is anticipated that additional competition will continue to be created by new entrants to the market.

DEPOSITS

         First National Bank will offer a full range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within First National Bank's market area, obtained through the personal solicitation of its officers and directors, direct mail solicitation, and advertisements published in the local media. First National Bank will pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, First National Bank will implement a service charge fee schedule competitive with other financial institutions in its market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

LOAN PORTFOLIO

         First National Bank will engage in a full complement of lending activities, including commercial, consumer/installment (including credit cards) and real estate loans. Initially, First National Bank will have a legal lending limit for unsecured loans of up to $900,000 to any one person. See "Supervision and Regulation" beginning on page 24.

        Commercial and Industrial Loans

         Commercial lending will be directed principally towards businesses whose demands for funds fall within First National Bank's legal lending limits and who are potential deposit customers of First National Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis will be placed on loans to small- and medium-sized businesses and professionals. Risks of these types of loans depend on the general business conditions of the local economy and the local business borrower's ability to sell its products and services in order to generate sufficient business profits to repay First National Bank under the agreed upon terms and conditions. The value of the collateral held by First National Bank as a measure of safety against loss is most volatile in this loan category.

         Consumer Loans

         First National Bank's consumer loans will consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit, separate from and including credit cards. This category of loans will also include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes including home improvements, education, and other personal expenditures. Loss or decline of income by the borrower due to layoffs, divorce or unexpected medical expenses represent unplanned occurrences that may represent risk of default to First National Bank. In the event of default, a shortfall in the value of the collateral may pose a loss to First National Bank in this loan category.

         Real Estate Loans

         First National Bank's real estate loans will consist of residential first and second mortgage loans, residential construction loans, and, to a limited degree, commercial real estate loans. These loans will be made consistent with First National Bank's appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. These loan-to-value ratios will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss to First National Bank.

         Residential Mortgage

         These loans will be granted to qualified individuals for the purchase of existing single family residences in First National Bank's market area. Both fixed and variable rate loans will be offered with competitive terms and fees consistent with national mortgage investor guidelines. These loans will be made consistent with First National Bank's appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. Management expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss. Mortgage loans that do not conform to First National Bank's asset/liability mix policies will be sold in the secondary markets. The risk of this type of activity depends on the salability of the loan to national investors and interest rate changes. Delivering these loans to the end investor on a mandatory basis and meeting the investor's quality control procedures limits First National Bank's risk of making adjustable rate mortgage loans. The risk assumed by First National Bank will be conditioned upon its internal controls, loan underwriting and market conditions in the national mortgage market. First National Bank will retain loans for its portfolio when it has sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies will generally be the same for both loans sold in the secondary market and those retained in First National Bank's portfolio.

         Residential Construction

         These loans will be made for the construction of single family residences in First Capital's market area. The loans will be granted to qualified individuals with down payments of at least 20% of the appraised value or contract price, whichever is less. The interest rates are expected to fluctuate at 1% to 2% above First National Bank's prime interest rate during the six month construction period. First National Bank will also charge a fee of 1% to 2% in addition to the normal closing costs. These loans generally command higher rates and fees commensurate with the risk warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder in building the project to the plans and specifications of the borrower and First National Bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction period, management anticipates that the mortgage will be converted to a permanent loan and normally sold to an investor in the secondary mortgage market.

         Commercial Real Estate

         To a limited extent, First National Bank anticipates that it will also offer commercial real estate loans to developers of both commercial and residential properties. In making these loans, First National Bank intends to manage its credit risk by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Management will attempt to reduce credit risk in the commercial real estate portfolio be emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, First National Bank may require personal guarantees of the principal owners.

         The organizers believe First National Bank's market offers a significant opportunity for residential real estate mortgage lending. This opportunity includes residential construction loans to buyers and owners as well as to creditworthy contractors for custom-built homes with purchase contracts in place. First National Bank anticipates that permanent mortgage loans would be offered with terms that parallel purchase commitments from permanent investors.

         While risk of loss in First National Bank's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond its control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in First National Bank's real estate portfolio. Of First National Bank's target areas of lending activities, commercial loans are generally considered to have greater risk than real estate loans or consumer installment loans.

         The organizers intend to originate loans and to participate with other banks with respect to loans which exceed First National Bank's lending limits. Management does not believe that loan participations will necessarily pose any greater risk of loss than loans which First National Bank originates.

INVESTMENTS

         In its first year of operation, management anticipates that investment securities will comprise approximately 27% of First National Bank's assets, other investments will comprise approximately 5% of its assets and loans will comprise approximately 63% of its assets. First National Bank intends to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States, and certificates of deposit issued by commercial banks. In addition, First National Bank will enter into Federal Funds transactions with its principal correspondent banks and anticipates that it will primarily act as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from First National Bank to another bank.

ASSET/LIABILITY MANAGEMENT

         It is the objective of First National Bank to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing, and capital policies. Certain of First National Bank's officers will be responsible for monitoring policies and procedures that are designed to ensure an acceptable composition of the asset/liability mix, stability, and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management will seek to invest the largest portion of First National Bank's assets in commercial, consumer and real estate loans.

         First National Bank's asset/liability mix likely will be monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on First National Bank's earnings.

CORRESPONDENT BANKING

         Correspondent banking involves the providing of services by one bank to another bank which, from an economic or practical standpoint, cannot provide that service for itself. First National Bank will be required to purchase correspondent services offered by larger banks, including check collections, purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or participations with correspondent banks.

         First National Bank anticipates that it will sell loan participations to correspondent banks with respect to loans which exceed its lending limit. As compensation for services provided by a correspondent, First National Bank may maintain certain balances with such correspondents in non-interest bearing accounts.

DATA PROCESSING

         First National Bank intends to enter into a data processing servicing agreement with a third party vendor which has not been identified at this time. It is expected that this servicing agreement will provide First National Bank with a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending, data processing, and central information filing.

YEAR 2000

         As the year 2000 ("Year 2000") approaches, an important business issue has emerged regarding existing application software programs and operating systems. To save computing time and disk space, many existing application software products were designed to accommodate only a two-digit year rather than a four-digit year. For example, "98" is stored on the system and represents 1998 and "00" represents 1900. As a result, software or equipment that is date dependent may, for example, recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, a temporary inability to process transactions, send invoices, or engage in similar normal business activity.

         Communications and information systems, including systems which monitor deposit and lending accounts, are critical to First Capital's and First National Bank's business. Software and hardware developed by independent third parties will be installed to provide primary banking applications, including core processing systems. First National Bank intends to choose a source for these systems that has modified or upgraded its computer applications to become Year 2000 compliant. In addition, First Capital and First National Bank intend to implement a Year 2000 compliance program whereby First National Bank will review the Year 2000 issue that may be faced by its other third-party vendors and loan and deposit customers. Under such program, First Capital will examine the need for modifications or replacement of all non-Year 2000 compliant pieces of software. First Capital does not currently expect that the cost of its and First National Bank's Year 2000 compliance program will be material to its financial conditions and expects that it will satisfy such compliance program without material disruption of its operations. Management of First Capital intends to evaluate the potential effect on its third-party vendor's data processing systems resulting from Year 2000 issues and to obtain a representation from such vendor that its core processing systems will be fully Year 2000 compliant prior to the opening of First National Bank for business. In the event that First Capital, First National Bank, such vendor or its other significant vendors or loan customers do not successfully and timely achieve Year 2000 compliance, First National Bank's business, future prospects, financial condition or results of operations could be materially adversely affected.

         An area of concern to First Capital, First National Bank, and its primary regulator, the OCC, is the effect of Year 2000 issues on its loan customers. Failure to address Year 2000 related issues could have significant impact on the ability of certain customers to continue operations. First National Bank's loan portfolio could be negatively impacted if customers are unable to honor loan agreements and defaults occur as a result of failure to address Year 2000. These customer relationships will be monitored to ensure that the necessary systems modifications will be made on a timely basis. In addition, First National Bank will review Year 2000 related issues as part of its normal underwriting criteria and loan approval process. It also will include Year 2000 compliance requirements and covenants requiring compliance within its standard loan agreements. Nevertheless, there can be no assurance that these customers will be Year 2000 compliant. Failure of certain customers to adequately address these issues could result in loan defaults which would negatively impact First Capital's earnings.

         Although First Capital and First National Bank will take extensive steps to address Year 2000 related issues, there can be no assurance that all necessary modifications will be identified and made or that unforeseen difficulties or costs will not arise. In addition, there can be no assurance that the failure of First National Bank's internal systems or the systems provided by its data processing vendor or other companies on which First Capital's systems rely will not negatively impact First National Bank's systems or operations.

EMPLOYEES

         In their first year of operation, First Capital and First National Bank anticipate that they will employ 16 persons, including 5 officers. First National Bank will hire additional persons as needed, including additional tellers and financial service representatives.

MONETARY POLICIES

         The results of operations of First National Bank will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of First National Bank.


                           SUPERVISION AND REGULATION

         First Capital and First National Bank will operate in a highly regulated environment, and their business activities will be governed by statute, regulation, and administrative policies. The business activities of First Capital and First National Bank will be closely supervised by a number of regulatory agencies, including the Federal Reserve Board, the OCC, the Florida Banking Department and the FDIC.

         First Capital will be regulated by the Federal Reserve Board under the federal Bank Holding Company Act, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, First Capital may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve Board policy, First Capital may not deem it advisable to provide such assistance.

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective in November 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that First Capital and any other bank holding company located in Florida is able to acquire a bank located in any other state, and a bank holding company located outside Florida can acquire any Florida-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws.

         A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies, including the following activities: acting as investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management consulting advice to nonaffiliated banks and nonbank depository institutions; operating collection agencies and credit bureaus; acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing securities brokerage services; and underwriting and dealing in obligations of the United States, the states and their political subdivisions. In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition and gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board.

         As a national bank, First National Bank is subject to the supervision of the OCC and, to a limited extent, the FDIC and the Federal Reserve Board. With respect to expansion, national banks situated in the State of Florida are generally prohibited from establishing branch offices or facilities outside of the county in which such main office is located, except (i) in adjacent counties in certain situations, or (ii) by means of a merger, consolidation or sale of assets.

         First National Bank is also subject to the Florida banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. In addition, First National Bank, as a subsidiary of First Capital, is subject to restrictions under federal law in dealing with First Capital and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

         Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank may grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital and surplus to any person if the loans and extensions of credit are not fully secured by collateral having a market value at least equal to their face amount. In addition, a national bank may grant loans and extensions of credit to a single person up to 10% of its unimpaired capital and surplus, provided that the transactions are fully secured by readily marketable collateral having a market value determined by reliable and continuously available price quotations, at least equal to the amount of funds outstanding. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of bankers' acceptances, loans secured by documents of title, loans secured by U.S. obligations and loans to or guaranteed by the federal government.

         Both First Capital and First National Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the OCC. In 1989, both the Federal Reserve Board and the OCC issued new risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The OCC's risk capital guidelines apply directly to national banks regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar), provide that banking organizations must have capital equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages, provided that certain conditions are met. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. Both the Federal Reserve Board and the OCC have also implemented new minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of 3% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

         Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, high asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations, rated composite 1 under the CAMELS rating system for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

         The OCC has amended the risk-based capital guidelines applicable to national banks in an effort to clarify certain questions of interpretation and implementation, specifically with regard to treatment of originated and purchased mortgage servicing rights and other intangible assets. The OCC's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles") such as mortgage servicing rights are retained as a part of Tier 1 capital. The OCC currently maintains that only mortgage servicing rights and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The OCC's guidelines formerly provided that the amount of such qualifying intangibles that may be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital. The OCC has amended its guidelines to increase the limitation on such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

         In addition, the OCC has adopted rules which clarify treatment of asset sales with recourse not reported on a bank's balance sheet. Among assets affected are mortgages sold with recourse under Fannie Mae, Freddie Mac and Farmer Mac programs. The rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

         The OCC, the Federal Reserve Board and the FDIC recently adopted final regulations revising their risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the new regulations, when evaluating a bank's capital adequacy, the agency's capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the agencies issued a joint policy statement to bankers, effective June 26, 1996, to provide guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act"), enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the Act does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The Act creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the Act and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of five percent of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

         As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

         The Act also provides that banks have to meet new safety and soundness standards. In order to comply with the Act, the Federal Reserve Board, the OCC and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits.

         Both the capital standards and the safety and soundness standards which the Act seeks to implement are designed to bolster and protect the deposit insurance fund.

        In response to the directive issued under the Act, the regulators have established regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the Act. The following table reflects the capital thresholds:



                                               TOTAL RISK-BASED         TIER 1 RISK-BASED            TIER 1
                                                CAPITAL RATIO             CAPITAL RATIO          LEVERAGE RATIO
                                                -------------             -------------          --------------
Well capitalized(1).......................           10.0%                    6.0%                   5.0%
Adequately Capitalized(1).................           8.0%                     4.0%                   4.0%(2)
Undercapitalized(3).......................         < 8.0%                   < 4.0%                 < 4.0%(4)
Significantly Undercapitalized(3).........         < 6.0%                   < 3.0%                 < 3.0%
Critically Undercapitalized...............            --                       --                  < 2.0%(5)

---------------------------
(1)      An institution must meet all three minimums.
(2) 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(4) Less than 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(5)      Ratio of tangible equity to total assets.


         As a national bank, First National Bank is subject to examination and review by the OCC. This examination is typically completed on-site at least annually and is subject to off-site review at call. The OCC, at will, can access quarterly reports of condition, as well as such additional reports as may be required by the national banking laws.

         As a bank holding company, First Capital is required to file with the Federal Reserve Board an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of First Capital and each of its subsidiaries.

         The scope of regulation and permissible activities of First Capital and First National Bank is subject to change by future federal and state legislation. In addition, regulators sometimes require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. First Capital and First National Bank are not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

                      ORGANIZERS AND PRINCIPAL SHAREHOLDERS

         The following persons comprise the organizers of First Capital and First National Bank: Ron Anderson, Christina H. Bryan, C. Brett Carter, Suellen Rodeffer Garner, Dr. William K. Haley, Lorie L. McCarroll, David F. Miller, William J. Mock, Jr., Marlene J. Murphy, Robert L. Peters, Lawrence Piper, Michael G. Sanchez, Harry R. Trevett, Edward E. Wilson, and Marshall E. Wood. All of the organizers reside in or near Fernandina Beach, Florida. The organizers as a group intend to subscribe for 330,000 shares or $3,300,000 in the offering, which will equal approximately 54.1% of the 610,000 shares to be outstanding upon completion of the minimum offering or 33.0% of the 1,000,000 shares to be outstanding upon completion of the maximum offering.

         Upon commencement of the business of First National Bank, Michael G. Sanchez will receive options to purchase shares of First National Bank's common stock equal to the lesser of 30,000 shares or 5% of the amount of common stock sold in this offering, at an exercise price of $10.00 per share. Twenty percent of these options shall vest when First National Bank opens for business and twenty percent shall vest on each of the four successive anniversaries of First National Bank's opening for business. See "Management--Employment Agreement" beginning on page 32.

         Each of the organizers intends to purchase a certain number of the shares of common stock of First Capital offered hereby. See "Security Ownership of Certain Beneficial Owners and Management" at page 34 for a table setting forth specific numbers of shares to be purchased and the percentage of common stock to be owned by the organizers after completion of the minimum offering.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF FIRST CAPITAL AND FIRST NATIONAL BANK

         First Capital's directors and executive officers and First National Bank's proposed directors and executive officers are as follows:

                                                                                           Proposed Position
          Name                              Position with First Capital                with First National Bank
          ----                              ---------------------------                ------------------------
Ron Anderson                                      Class II Director                            Director

Christina H. Bryan                                Class I Director                             Director

C. Brett Carter                                   Class II Director                            Director

Suellen Rodeffer Garner                         Chairman of the Board                    Chairman of the Board
                                                and Class I Director                         and Director

Dr. William K. Haley                              Class II Director                            Director

Lorie L. McCarroll                                  Treasurer and
                                                  Class II Director                            Director

David F. Miller                                   Class II Director                            Director

William J. Mock, Jr.                             Class III Director                            Director

Marlene J. Murphy                                Class III Director                            Director

                                                                                           Proposed Position
          Name                              Position with First Capital                with First National Bank
          ----                              ---------------------------                ------------------------
Robert L. Peters                                    Secretary and
                                                 Class III Director                            Director

Lawrence Piper                                   Class III Director                            Director

Michael G. Sanchez                           President, Chief Executive               President, Chief Executive
                                            Officer and Class I Director                 Officer and Director

Harry R. Trevett                                  Class I Director                             Director

Edward E. Wilson                                 Class III Director                            Director

Marshall E. Wood                                  Class I Director                             Director


         Each of the above persons, with the exception of Suellen Rodeffer Garner and Michael G. Sanchez, has been a director of First Capital since August 1, 1998. Ms. Garner and Mr. Sanchez have served as directors since inception. First Capital has a classified Board of Directors whereby one-third of the members will be elected each year at its Annual Meeting of Shareholders. Upon such election, each director of First Capital will serve for a term of three years. See "Description of Capital Stock--Board of Directors" beginning on page
36. First Capital's officers are appointed by the Board of Directors and hold office at the will of the Board.

         Each of First National Bank's proposed directors will, upon approval of the OCC, serve until First National Bank's first shareholders' meeting, which meeting will be held shortly after First National Bank receives its charter. At that meeting, First Capital, as sole shareholder of First National Bank, intends to elect each interim director to First National Bank's Board of Directors, and intends to elect Michael G. Sanchez as President and Chief Executive Officer of First National Bank. After the first shareholders' meeting, directors of First National Bank will serve for a term of one year and will be elected each year at its Annual Meeting of Shareholders. First National Bank's officers will be appointed by its Board of Directors and will hold office at the will of the Board.

         RON ANDERSON, age 54, has served as a director of First Capital since August 1, 1998. Prior to his service with First Capital, Mr. Anderson served as managing general partner of Marel Enterprises, a bank property lessor, beginning in 1997. Mr. Anderson is also the President of several automobile-related businesses, including Ron Anderson Chevrolet, Anderson Pontiac Buick, Ron Anderson Pontiac, Rontex- Douglas, and Anderson Enterprises. Mr. Anderson served as a director of Bank South from 1985 to 1986.

         CHRISTINA H. BRYAN, age 53, has served as a director of First Capital since August 1, 1998. Ms. Bryan is a co-owner of several businesses, serving in the following capacities: director and Treasurer of Rex Packing, Inc. since 1972; President of Florida Petroleum Corp. since 1984; Secretary and Treasurer of Island Seafood Co. since 1972; Director and Vice President of YCG, Inc. since 1980; and director and Vice President of YE Hall, Inc. since 1972.

         C. BRETT CARTER, age 38, has served as a director of First Capital since August 1, 1998. Mr. Carter has served as President of Brett's Waterway CAFE, Inc. since 1989 and as President of Fernandina Improvements, Inc. since 1997. Mr. Carter has also served as a director of Amelia's Restaurant, Inc. since 1989.

         SUELLEN RODEFFER GARNER, age 42, has served as a director of First Capital since July 31, 1998, and served as Secretary and Treasurer of First Capital from Inception to July 1998. Ms. Garner served as a director of Barnett Bank of Nassau County from 1990 to 1998. In addition, Ms. Garner is a licensed orthodontist and has been co-owner of Suellen Rodeffer and David Tod Garner D.D.S., P.A. since 1983.

         DR. WILLIAM K. HALEY, age 42, has served as a director of First Capital since August 1, 1998. Dr. Haley has been a partner of the AIMB Investment Club and of Medical Equities Partners since 1995. He is also a licensed surgeon and has been a partner of and surgeon for North Florida Surgeons P.A. since 1988.

         LORIE L. MCCARROLL, age 33, has served as a director of First Capital since August 1, 1998 and as its Treasurer since July 1998. Ms. McCarroll is a Certified Public Accountant and has served in that capacity for Miller, Lee & McCarroll, Inc. since 1992. Ms. McCarroll has also served as an officer with several rental real estate companies, including Lee-McCarroll, Inc. (Vice President since 1997); Miller Trevett, McCarroll, Inc. (Treasurer since 1996); and Miller, Lee & McCarroll, Inc. (Vice President and Secretary since 1997).

         DAVID F. MILLER, age 69, has served as a director of First Capital since August 1, 1998. He has been a consultant for Steinmart, a general fashion retailer, since 1990, and has owned Amelia Service Center, a real estate business in Fernandina Beach, Florida, since 1991. Mr. Miller served as President and Vice- Chairman of the Board of Directors for J.C. Penny Co from 1953 to 1990, and as a director of Barnett Bank of Jacksonville, Florida from 1990 to 1996. Mr. Miller has also served as a director for Winn-Dixie Stores, Inc. since 1986 and for Suiza Corp. since 1997.

         WILLIAM J. MOCK, JR., age 30, has served as a director of First Capital since August 1, 1998. Mr. Mock is the owner of The Prudential Island Realty, a real estate sales business which he founded in 1994. Mr. Mock also serves as President of two real estate investment companies, The Centre Street Company and Mock Land Company, both of which he founded in 1998.

         MARLENE J. MURPHY, age 57, has served as a director of First Capital since August 1, 1998. Ms. Murphy has been a co-owner of and served as President of Tilted Anchor Inc., a retail store located in Fernandina Beach, Florida, since 1983.

         ROBERT L. PETERS, age 38, has served as a director of First Capital since August 1, 1998, and as its Secretary since July 1998. Mr. Peters has been as an attorney with the law firm of Jacobs and Peters in Fernandina Beach, Florida, since 1993. Mr. Peters holds a B.S. in accounting and real estate and received his J.D. from Florida State University.

         LAWRENCE PIPER, age 42, has served as a director of First Capital since August 1, 1998. Mr. Piper has owned and managed Coastal Telephone Systems, a telephone sales and service company, since 1991.

         MICHAEL G. SANCHEZ, age 49, has served as President and Chief Executive Officer of First Capital since July 31, 1998 and as a director since inception. Mr. Sanchez will continue to serve as First Capital's President and Chief Executive Officer after First National Bank commences operations and will serve in the same capacity for First National Bank once elected, as intended, by the Board of Directors. Mr. Sanchez has entered into an employment agreement with First Capital and First National Bank. Prior to founding First Capital, Mr. Sanchez served as Group President of Lending for Tucker Federal Bank, Tucker, Georgia, from 1997 to 1998. He also served as President, Chief Executive Officer and director of Premier Bank, Acworth, Georgia, from 1995 to 1996 and for Summerville National Bank, Summerville, South Carolina, from 1993 to 1995. Mr. Sanchez also served as a senior vice president with Prime Bank, Decatur, Georgia, from 1990 to 1993; with Enterprise National Bank, Atlanta, Georgia, from 1988 to 1990; and with National City Bank, Rome, Georgia, from 1972 to 1983. Prior to his service with Enterprise National Bank, Mr. Sanchez served as Vice President and Regional Manager for Bank South, N.A., Atlanta, Georgia, from 1983 to 1988. Mr. Sanchez has over 25 years of experience in the banking industry.

         HARRY R. TREVETT, age 43, has served as a director of First Capital since August 1, 1998. Mr. Trevett is a certified general contractor and a licensed real estate broker in the state of Florida. Mr. Trevett owns and serves as President of several businesses in the real estate and construction industries, including Trevett & Associated Realty (since 1979); Trevett Homes, Inc. (since 1982); and Trevett Construction Group (since 1988).

         EDWARD E. WILSON, age 47, has served as a director of First Capital since August 1, 1998. Mr. Wilson is a licensed insurance agent and real estate salesperson. He is part-owner and has served as an officer of several Florida insurance agencies comprising Morrow Insurance Group, Inc., including agencies located in Madison (Secretary and Treasurer since 1985); Dowling Park (Secretary and Treasurer since 1988); Fernandina Beach (President since 1987); and Yulee (President since 1998).

         MARSHALL E. WOOD, age 52, has served as a director of First Capital since August 1, 1998. Mr. Wood is an attorney licensed in the states of Florida and Tennessee. In addition, Mr. Wood served as a director of Barnett Bank of Nassau County from 1981 to 1998. Mr. Wood has served as President and sole director of Marshall E. Wood, P.A., Amelia Island, Florida since 1995 and served as Vice President and Director for Wood & Poole, P.A. from 1986 to 1995.

         There are no family relationships between any director or executive officer and any other director or executive officer of First Capital.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by First Capital to or on behalf of its Chief Executive Officer for the year ended December 31, 1998. No other officers or directors of the Board have received compensation in excess of $100,000 for services to First Capital.

                           SUMMARY COMPENSATION TABLE


                                                               Annual Compensation
                                                               -------------------
            Name and
       Principal Position         Year                       Salary                          Bonus
       ------------------         ----                       ------                          -----
      Michael G. Sanchez          1998                     $32,000(1)                        $-0-
         President and
         Chief Executive
         Officer

----------
(1) Salary figure pro-rated from September 1, 1998, the date Mr. Sanchez was first employed by First National Bank.

EMPLOYMENT AGREEMENT

         On September 1, 1998, the organizers entered into an Employment Agreement (the "Agreement") with Michael G. Sanchez pursuant to which Mr. Sanchez shall be employed as President and Chief Executive Officer of First National Bank for a period commencing on August 15, 1998, and ending on August 15, 2003. Under the Agreement, Mr. Sanchez shall be entitled to receive a minimum annual base salary of $96,000, which may be increased from time to time in the sole discretion of the Board of Directors of First National Bank. In addition, Mr. Sanchez shall be provided with an automobile, at a cost not to exceed $25,000, as soon as First Capital's initial public offering is completed, and shall receive a bonus of $10,000 as soon as practicable after First National Bank opens for business.

         Beginning on the first anniversary of First National Bank's opening for business and on each successive anniversary until it is profitable on a cumulative basis, Mr. Sanchez shall be eligible to receive in addition to his base salary such performance bonuses as determined in the discretion of the Board of Directors of First National Bank. Beginning on the end of the first year in which First National Bank becomes profitable on a cumulative basis and continuing in each successive year thereafter during the term of the Agreement, Mr. Sanchez shall receive a bonus equal to five percent of the net income of First National Bank.

         The Agreement provides for the grant of stock options to Mr. Sanchez in the amount of the lesser of 30,000 shares or five percent of the Common Stock of First Capital sold in its initial public offering, at a purchase price of $10.00 per share pursuant to an Incentive Stock Option Plan which was adopted by the Board of Directors of First Capital in November of 1998. Twenty percent of these options shall vest beginning on the date First National Bank commences business, and twenty percent shall vest on each of the four successive anniversaries of its opening for business. All such options shall be exercisable for a period of ten years from the date of grant.

         The Agreement also provides that Mr. Sanchez shall receive any and all benefits, such as health, hospitalization, disability, and term life insurance, generally made available to other senior executives of First Capital and First National Bank.

         Mr. Sanchez has agreed to a non-compete and non-solicitation provision pursuant to which he agrees that, through the actual date of termination of the Agreement and for a period of twelve months thereafter, he shall not, without the prior written consent of First National Bank, either directly or indirectly serve as an executive officer of any bank, bank holding company, or other financial institution within a 35-mile radius of First National Bank.

         The Agreement provides that First National Bank may terminate the employment of Mr. Sanchez for any reason, and, in such event, Mr. Sanchez shall be entitled to the payment of his base salary for a period of twelve months.

COMPENSATION OF DIRECTORS

         Directors will not receive any compensation during First National Bank's first year of operations.

STOCK OPTION PLANS

         First Capital's Board of Directors has adopted an Incentive Stock Option Plan (the "Plan") to cover Mr. Sanchez' options and for employees who are contributing significantly to the management or operation of the business of First Capital or its subsidiaries as determined by a committee designated by the Board of Directors to administer the Plan. The Plan is contingent upon approval by the shareholders of First Capital. The Plan provides for the grant of options at the discretion of the committee administering the Plan. No person may serve as a member of the committee who is then eligible for a grant of options under the Plan or has been so eligible for a period of one year prior to his or her service on the committee. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted. The options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of First Capital or any of its subsidiaries, if any.

         The Board of Directors may, at First Capital's first annual meeting of shareholders after First National Bank opens for business, propose for shareholder approval a directors' stock option plan, which will be designed to provide incentive compensation to directors in the event that First Capital's common stock increases in value during the term of such options. The details of this directors' option plan have not yet been determined, but these details will be disclosed to shareholders in First Capital's proxy statement issued in connection with solicitation of shareholder approval of such plan.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Each of the organizers of First Capital intends to purchase a number of the shares of common stock of First Capital offered hereby, as set forth in the following table, which specifies the percentage of common stock to be owned by the organizers assuming completion of the minimum offering of 610,000 shares.

                                                                        PERCENT OF
                                                      NUMBER OF            TOTAL
         NAME OF BENEFICIAL OWNER                     SHARES(1)            SHARES
         ------------------------                    -----------          -------
         Ron Anderson                                   15,000              2.46%
         Christina H. Bryan                             25,000              4.10
         C. Brett Carter                                40,000              6.56
         Suellen Rodeffer Garner                        40,000              6.56
         Dr. William K. Haley                           10,000              1.64
         Lorie L. McCarroll                             15,000              2.46
         David F. Miller                                40,000              6.56
         William J. Mock                                20,000              3.28
         Marlene J. Murphy                              10,000              1.64
         Robert L. Peters                               20,000              3.28
         Lawrence Piper                                  5,000              0.82
         Michael G. Sanchez                             10,000              1.64
         Harry R. Trevett                               40,000              6.56
         Edward E. Wilson                               20,000              3.28
         Marshall E. Wood                               20,000              3.28
                                                       -------             -----
                                        TOTAL          330,000             54.10%

---------------------------
(1) In addition, each of the organizers will be granted warrants to purchase additional shares of common stock. Each organizer will receive up to a maximum of one warrant for every two shares of common stock he or she has purchased in the offering. Each warrant will entitle the organizer to purchase one additional share of common stock. The warrants will become exercisable in equal parts beginning on the date that First National Bank commences business and on each of the four succeeding anniversaries of such date. The warrants will expire five years after the date of grant and will be exercisable at the public offering price of $10.00 per share. See "Terms of the Offering--Purchases by Organizers of First Capital" beginning on page 12.

                              CERTAIN TRANSACTIONS

         Once First National Bank opens for business, it is anticipated that it will extend loans from time to time to certain of its directors, executive officers, their associates, and members of the immediate families of the directors. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with First Capital or First National Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

         The rental real estate firm of Miller, Lee & McCarroll, Inc., of which David F. Miller is part-owner and Lorie L. McCarroll is Vice President, Secretary, and part-owner, is lessor of First Capital's temporary office space at 1875 South 14th Street, Fernandina Beach, Florida 32034, and receives monthly rental payments of $1,200 thereon from First Capital. Based on available market data, the Board of Directors has determined that the lease rate is competitive. Ms. McCarroll and Mr. Miller are directors of First Capital and First National Bank.

         The real property on which the permanent facility will be built was acquired from Bosco Enterprises. One of the principals of Bosco Enterprises is the husband of Organizer and Director Lorie McCarroll. The organizers have received an appraisal from an independent third party appraising the value of the property at the purchase price, $265,000.

         First Capital has acquired key-man life insurance on the life of Michael G. Sanchez from Morrow Insurance Group, Inc. Edward E. Wilson, an organizer and director of First Capital and First National Bank, is the owner of Morrow Insurance Group, Inc. Although the policy is being underwritten by an independent insurance company, it is expected that Mr. Wilson will receive commissions as an agent for his involvement with the transaction.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of First Capital consists of 10,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. No shares of either type are presently issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to elect the members of the Board of Directors of First Capital and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of First Capital.

         No holder of any class of stock of First Capital has preemptive rights with respect to the issuance of shares of that or any other class of stock and the common stock is not entitled to cumulative voting rights with respect to the election of directors.

         The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the Board of Directors out of assets legally available therefor. Upon the liquidation, dissolution, or winding up of First Capital, the holder of each share of common stock will be entitled to share equally in the distribution of First Capital's assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock of First Capital are not subject to any redemption provisions, nor are they convertible into any other security or property of First Capital. All outstanding shares of each class of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors may, without approval of First Capital's shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as the Board of Directors may determine. The relative rights, preferences and limitations that the Board of Directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the Board of Directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of common stock. Although the Board of Directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

BOARD OF DIRECTORS

         The initial Board of Directors of First Capital consists of fifteen directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of First Capital's initial Class I directors will expire at its first annual meeting of shareholders; the term of its initial Class II directors will expire at the second annual meeting of shareholders; and the term of its initial Class III directors will expire at the third annual meeting of shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the Board of Directors, will be filled by a majority vote of the remaining directors then in office.

         Any director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose, and his or her position filled by another person nominated and elected for that purpose by the holders of 75 percent of the outstanding shares of First Capital's common stock.

         The effect of the classified Board of Directors is to make it more difficult for a person, entity or group to effect a change in control of First Capital through the acquisition of a large block of its voting stock.

REQUIREMENTS FOR SUPERMAJORITY APPROVAL OF TRANSACTIONS

         First Capital's Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The Articles of Incorporation require the affirmative vote or consent of the holders of at least two-thirds (66-2/3%) of the shares of each class of common stock of First Capital entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of First Capital or a subsidiary of First Capital, exchange of securities requiring shareholder approval, or liquidation of First Capital ("Covered Transaction"), if any person who, together with his affiliates and associates owns beneficially 5% or more of any voting stock of First Capital ("Interested Person"), is a party to the transaction; provided that three-fourths (75%) of the entire Board of Directors of First Capital has not approved the transaction. In addition, the Articles of Incorporation require the separate approval by the holders of a majority of the shares of each class of stock of First Capital entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an Interested Person, of any merger, consolidation, disposition of all or a substantial part of the assets of First Capital or a subsidiary of First Capital, or exchange of securities requiring shareholder approval ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if (a) the consideration to be received by the holders of the stock of First Capital meets certain minimal levels determined by a formula under the Articles of Incorporation (generally the highest price paid by the Interested Person for any shares which he has acquired), (b) there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Person became such, and (c) the consideration to be received by shareholders who are not Interested Persons shall be paid in cash or in the same form as the Interested Person previously paid for shares of such class of stock. These Articles of First Capital's Articles of Incorporation, as well as the Article establishing a classified Board of Directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 75 percent of the shares of each class of stock of First Capital entitled to vote in elections of directors.

         The effect of these provisions is to make it more difficult for a person, entity or group to effect a change in control of First Capital through the acquisition of a large block of its voting stock.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As provided under Florida law, First Capital's Articles of Incorporation provide that a director shall not be personally liable to First Capital or its shareholders for monetary damages for breach of duty of care or any other duty owed to First Capital as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of First Capital, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.

         Article VI of First Capital's Bylaws provides that First Capital shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of First Capital, against reasonable expenses incurred by him in connection with such defense.

         First Capital's Bylaws also provide that First Capital is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of First Capital and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of First Capital in which such person was adjudged liable to First Capital or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

         First Capital may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend its Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of First Capital.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, First Capital has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

STATUTORY ANTI-TAKEOVER PROVISIONS

         The State of Florida has statutory provisions relating to business combinations between a Florida corporation and an "interested shareholder" that outline the statutory requirements to effect such transactions. Florida also has statutory provisions relating to "control-share acquisitions." However, these statutory anti-takeover provisions do not apply to First Capital because it has elected not to be governed by these provisions in its Articles of Incorporation.


                                LEGAL PROCEEDINGS

         There are no material pending legal proceedings to which First Capital or First National Bank is a party or of which any of their properties are subject; nor are there material proceedings known to First Capital or First National Bank to be contemplated by any governmental authority; nor are there material proceedings known to First Capital or First National Bank, pending or contemplated, in which any director, officer or affiliate or any principal security holder of First Capital or First National Bank, or any associate of any of the foregoing is a party or has an interest adverse to First Capital or First National Bank.


                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of Common Stock offered hereby have been passed upon for First Capital by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, counsel to First Capital.

                                    EXPERTS


         The financial statements of First Capital as of October 31, 1998 included in this Prospectus have been audited by Porter Keadle Moore LLP, independent certified public accountants, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

        First Capital has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. This Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to First Capital and the common stock, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. In addition, First Capital will provide, without charge, to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus. Such request shall be directed to First Capital either at its initial address at 1875A South 14th Street, Fernandina Beach, Florida 32034 or at its initial telephone number at (904) 321-0400.

                              FINANCIAL STATEMENTS

                     FIRST CAPITAL BANK HOLDING CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                                OCTOBER 31, 1998




                                 C O N T E N T S
                                 ---------------




                                                                                                           P A G E
                                                                                                           -------
Report of Independent Certified Public Accountants........................................................   F-3

Balance Sheet.............................................................................................   F-4

Statement of Operations...................................................................................   F-5

Statement of Changes in Stockholder's Deficit.............................................................   F-6

Statement of Cash Flows...................................................................................   F-7

Notes to Financial Statements.............................................................................   F-8

                     FIRST CAPITAL BANK HOLDING CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)
                              FINANCIAL STATEMENTS


                                OCTOBER 31, 1998

                 (WITH INDEPENDENT ACCOUNTANT'S REPORT THEREON)

                     [PORTER KEADLE MOORE, LLP LETTERHEAD]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
First Capital Bank Holding Corporation


We have audited the accompanying balance sheet of First Capital Bank Holding Corporation (a development stage corporation) as of October 31, 1998, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from July 29, 1998 (inception) to October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bank Holding Corporation as of October 31, 1998 and the results of its operations and its cash flows from July 29, 1998 (inception) to October 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that First Capital Bank Holding Corporation will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.


                                       /s/  Porter Keadle Moore, LLP
                                       ----------------------------------------


Atlanta, Georgia
December 2, 1998

                     FIRST CAPITAL BANK HOLDING CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                                  BALANCE SHEET

                                OCTOBER 31, 1998

                                     Assets
                                     ------

Cash                                                                         $   3,766

Land                                                                           265,000

Deferred offering expenses                                                      10,685

Other assets                                                                    26,424
                                                                             ---------
                                                                             $ 305,875
                                                                             =========



                     Liabilities and Stockholder's Deficit
                     -------------------------------------

Accounts payable and accrued expenses                                        $   9,772

Note payable - line of credit                                                  430,678
                                                                             ---------

                  Current liabilities                                          440,450
                                                                             ---------

Stockholder's deficit:
      Preferred stock, par value $.01, 1,000,000 shares authorized;
           no shares issued or outstanding                                          --
      Common stock, par value $.01, 10,000,000 shares authorized;
           10 shares issued and outstanding                                         --
      Additional paid-in capital                                                   500
      Deficit accumulated during the development stage                        (134,575)
                                                                             ---------

                                                                              (134,075)
      Less: Common stock subscribed                                               (500)
                                                                             ---------

                  Total stockholder's deficit                                 (134,575)
                                                                             ---------

                                                                             $ 305,875
                                                                             =========


See accompanying notes to financial statements.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF OPERATIONS

        FOR THE PERIOD FROM JULY 29, 1998 (INCEPTION) TO OCTOBER 31, 1998



Expenses:
      Salaries and employee benefits          $ 34,551

      Interest                                   6,340

      Other operating                           93,684
                                              --------

                  Net loss                    $134,575
                                              ========


See accompanying notes to financial statements.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

        FOR THE PERIOD FROM JULY 29, 1998 (INCEPTION) TO OCTOBER 31, 1998




                                                                                  Deficit
                                                                               Accumulated
                                                                  Additional    During the      Common
                                Preferred       Common             Paid-in     Development       Stock
                                  Stock         Stock             Capital        Stage        Subscribed        Total
                                ---------       ------           -----------   -----------    ----------       -------
Common stock subscribed          $--                --                500              --         (500)              --

Net loss                          --                --                 --        (134,575)          --         (134,575)
                                --------         --------           --------     --------       --------       --------

Balance, October 31, 1998        $--                --                500        (134,575)        (500)        (134,575)
                                ========         ========           ========     ========        =====         ========


See accompanying notes to financial statements.

                     FIRST CAPITAL BANK HOLDING CORPORATION

                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF CASH FLOWS

        FOR THE PERIOD FROM JULY 29, 1998 (INCEPTION) TO OCTOBER 31, 1998


Cash flows from operating activities:
      Net loss                                                            $(134,575)
      Adjustments to reconcile net loss to net cash used in
           operating activities:
               Increase in other assets                                     (26,424)
               Increase in accounts payable and accrued expenses              9,772
                                                                          ---------

                       Net cash used in operating activities               (151,227)
                                                                          ---------

Cash flows from investing activities:
      Purchase of land                                                     (265,000)
      Payments for stock offering expenses                                  (10,685)
                                                                          ---------

                       Net cash used in investing activities               (275,685)
                                                                          ---------

Cash flows from financing activities, consisting of
      proceeds from note payable                                            430,678
                                                                          ---------
Net increase in cash                                                          3,766

Cash at beginning of period                                                      --
                                                                          ---------

Cash at end of period                                                     $   3,766
                                                                          =========

Supplemental disclosure of cash flow information:
      Interest paid                                                       $   6,340
                                                                          =========

      Noncash financing activities:
           Common stock subscribed                                        $     500
                                                                          =========


See accompanying notes to financial statements.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(1)      ORGANIZATION
         First Capital Bank Holding Corporation (the Company) was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of First National Bank of Nassau County (the Bank) (in organization), which will operate in the Fernandina Beach, Florida area. The organizers of the Bank filed a joint application to charter the Bank with the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation on September 30, 1998. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the second quarter of 1999.

         Operations through October 31, 1998 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

         The Company plans to raise between $6,100,000 and $10,000,000 through an offering of its common stock at $10 per share, of which $6,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $3,000,000 of the Company's stock.

         In connection with the Company's formation and initial offering, warrants will be issued to the organizing stockholders. The warrants allow each holder to purchase one additional share of common stock for each two shares purchased in connection with the initial offering and are exercisable on each of the four succeeding anniversaries of the date of opening of the Bank at the initial offering price of $10 per share. These warrants expire five years after the date of grant. The actual number of warrants granted will be limited so that the organizers will own no more than 23% of the total number of shares outstanding on a fully diluted basis. The Company has also reserved 100,000 shares for the issuance of options under an employee incentive stock option plan.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ORGANIZATION COSTS
         Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

         DEFERRED OFFERING EXPENSES
         Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

         PRE-OPENING EXPENSES
         Costs incurred for overhead and other operating expenses are included in the current period's operating results.

         PROFORMA NET LOSS PER COMMON SHARE
         Proforma net loss per common share is calculated by dividing net loss by the minimum number (610,000) of common shares, which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the period ended October 31, 1998 was $0.22 per share.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


(3)      LIQUIDITY AND GOING CONCERN CONSIDERATIONS
         The Company incurred a net loss of $134,575 for the period from July 29, 1998 (inception) to October 31, 1998. At October 31, 1998, liabilities exceeded assets by $134,575.

         At October 31, 1998, the Company is funded by a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

         To provide permanent funding for its operation, the Company is currently offering a minimum of 610,000 and a maximum of 1,000,000 shares of its common stock, $.01 par value, at $10 per share in an initial public offering. Costs related to the organization and registration of the Bank's common stock will be paid from the gross proceeds of the offering. Shares issued which are outstanding at October 31, 1998 will be redeemed concurrently with the consummation of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by the subscribers with their subscriptions will be returned and the offer withdrawn.

(4)      LINE OF CREDIT
         Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $700,000 line of credit. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of July 29, 1999 and interest calculated at the prime interest rate.

(5)      PREFERRED STOCK
         Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(6)      COMMITMENTS AND RELATED PARTY TRANSACTIONS
         On August 19, 1998 the Company entered into an operating lease agreement with two of the organizers for space which will serve as the temporary main office of the Company and the Bank at a rate of $1,200 per month, subject to increase after 6 months. The lease expires on June 30, 1999 and can be canceled with a 30 day written notice.

         Land on which the main office will be constructed was purchased from a company owned by the spouse of one of the organizers.

         The Company entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of five years commencing August 15, 1998. The agreement provides for a base salary, an incentive bonus based on five percent of the Company's pre-tax earnings, and annual stock options which vest equally over five years at $10 per share equal to the lesser of 30,000 shares or five percent of the number of shares sold in the initial public offering. Additionally, the Company is to maintain a $1,000,000 key man life insurance policy, with $500,000 payable to the Company and $500,000 payable to the President's family. The agreement further provides for other prerequisites, and subjects the President to certain noncompete restrictions.

                     FIRST CAPITAL BANK HOLDING CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(7)      INCOME TAXES

         At October 31, 1998, the Company had a net operating loss carryforward for tax purposes of $6,340, which will expire in 2013, if not previously utilized. No income tax expense or benefit was recorded for the period ended October 31, 1998, due to this loss carryforward.

         The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at October 31, 1998:

         Deferred tax assets:
              Pre-opening expenses                     $ 43,315
              Operating loss carryforwards                2,156
                                                       --------

              Total gross deferred tax assets            45,471
              Less valuation allowance                  (45,471)
                                                       --------
              Net deferred taxes                       $     --
                                                       ========

         The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

                                  APPENDIX "A"


                                          First Capital Bank Holding Corporation
                                                         1875A South 14th Street
                                                 Fernandina Beach, Florida 32034

                             ________________, 1999


The Bankers Bank
3715 Northside Parkway
300 North Creek
Suite 800
Atlanta, Georgia 30327

Attention:    [name]


Gentlemen:

         First Capital Bank Holding Corporation, a Florida corporation (the "Company"), proposes to offer for sale up to 1,000,000 shares of its $.01 par value common stock (the "Common Stock"), which shares shall be registered under the Securities Act of 1933, as amended, by the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission. Shares will be offered at a price of $10.00 each. The minimum subscription per subscriber is 100 shares.

(1) The Company hereby appoints and designates you as Escrow Agent for the purposes set forth herein. By your signature hereto, you acknowledge and accept said appointment and designation. The Company understands that you, by accepting said appointment and designation, in no way endorse the merits of the offering of the shares described herein. The Company agrees to notify any person acting on its behalf that your position as Escrow Agent does not constitute such an endorsement, and to prohibit said persons from the use of your name as an endorser of such offering. The Company further agrees to allow you to review any sales literature in which your name appears and which is used in connection with such offering.

(2) The Company shall deliver all payments received in purchase of the shares (the "Subscription Funds") to you in the form in which they are received by noon of the next business day after their receipt by the Company, and the Company shall deliver to you within five (5) calendar days copies of written acceptances of the Company for shares in the Company for which the Subscription Funds represent payment. Upon receipt of such written acceptance by the Company, the Escrow Agent shall deposit such funds into the Escrow Account. The Company shall also deliver to you copies of completed Subscription Agreements for each subscriber, along with such subscriber's name, address, number of shares subscribed and social security or taxpayer identification number.

(3) Subscription Funds shall be held and disbursed by you in accordance with the terms of this Agreement.

________________, 1999


(4) In the event any Subscription Funds are dishonored for payment for any reason, you agree to orally notify the Company immediately thereof and to confirm same in writing and to return the dishonored Subscription Funds to the Company in the form in which they were delivered to you.

(5) Should the Company elect to accept a subscription for less than the number of shares shown in the purchaser's Subscription Agreement, by indicating such lesser number of shares on the written acceptance of the Company transmitted to you, you shall deposit such payment in the escrow account and then remit within ten (10) calendar days after such deposit to such subscriber at the address shown in his Subscription Agreement that amount of his Subscription Funds in excess of the amount which constitutes full payment for the number of subscribed shares accepted by the Company as shown in the Company's written acceptance, without interest or diminution. Said address shall be provided by the Company to you as requested.

(6) As used herein, the term "Total Receipts" shall mean the sum of all Subscription Funds delivered to you pursuant to Paragraph (2) hereof, less all Subscription Funds returned pursuant to Paragraphs (4) and (5) hereof.

         (a) As used herein, the term "Expiration Date" shall mean the date which marks the 90th day after the date of the Prospectus; provided, however, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the initial period, then the Expiration Date shall mean the date which marks the 180th day after the date of the Prospectus; provided further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the first extension, then the Expiration Date shall mean the date which marks the 270th day after the date of the Prospectus.

         (b) If Total Receipts equal $6,100,000 on or before the Expiration Date, you shall, on the Closing Date, no later than 10:00 A.M., Eastern Daylight Time, upon receipt of 24-hour written instructions from the Company, remit all amounts representing Subscription Funds, plus any profits or earnings thereon after deducting your fees, if any, held by you pursuant hereto in accordance with such instructions.

(7)      If (i) Total Receipts are less than $6,100,000 as of 5:00 P.M.,
         Eastern Daylight Time on the Expiration Date, or (ii) the offering is canceled by the Company at any time prior to the Expiration Date, then you shall promptly remit to each subscriber at the address set forth in his Subscription Agreement an amount equal to the amount of his Subscription Funds thereunder, adjusted for his allocated share of any net profits earned on the investment of the Subscription Funds as set forth in Paragraph 8, below. The Company hereby agrees to provide to you in writing the specific allocations of net profits attributable to each subscriber hereunder.

(8) Pending disposition of the Subscription Funds under this Agreement, you are authorized, upon oral instructions, followed in writing, given by Michael G. Sanchez, to invest Subscription Funds in Federal Funds, in short-term direct obligations of the United States government, in short-term FDIC or FSLIC insured certificates of deposit, and/or in Fidelity Institutional U.S. Treasury Cash Portfolio, for short-term obligations of the United States government, but in any case with maturities of 90 days or less. For purposes of Paragraph 7 above, the specific allocations of net profits

________________, 1999


         attributable to each subscriber shall be determined by the Company as follows: each subscriber's allocated share of earnings on the Subscription Funds, after deducting your fees, if any, shall be that fraction (i) the numerator of which is the dollar amount of such subscriber's accepted subscription multiplied by the number of days between the date of acceptance of the purchaser's subscription and the date of the offering's termination, inclusive (the subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate Time Subscription Factors of all purchasers depositing Subscription Funds in the escrow account.

(9) Your obligations as Escrow Agent hereunder shall terminate upon your transferring all funds you hold hereunder pursuant to the terms of Paragraphs (4) through (7) herein, as applicable.

(10) As used herein, "Closing Date" shall mean the third business day following the date of receipt by you of Total Receipts aggregating $6,100,000 and executed Subscription Agreements and copies of written acceptances of the Company in connection therewith.

(11) You shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which you believe to be genuine and what it purports to be.

(12) You shall not be liable for anything which you may do or refrain from doing in connection with this Escrow Agreement, except your own gross negligence or willful misconduct.

(13) You may confer with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or your duties hereunder, and you shall incur no liability and you shall be fully protected in acting in accordance with the opinions and instructions of such counsel. Any and all expenses and legal fees in this regard are payable from the Subscription Funds unless paid by the Company.

(14) In the event of any disagreement between the Company and any other person resulting in adverse claims and demands being made in connection with any Subscription Funds involved herein or affected hereby, you shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any Subscription Funds then held by you under this Agreement, and in so doing you shall be entitled to continue to refrain from acting until (a) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the Subscription Funds involved herein or affected hereby or (b) all differences shall have been adjusted by agreement and you shall have been notified in writing of such agreement signed by the parties thereto. In the event of such disagreement, you may, but need not, tender into the registry or custody of any court of competent jurisdiction all money or property in your hands under the terms of this Agreement, together with such legal proceedings as you deem appropriate and thereupon to be discharged from all further duties under this Escrow Agreement. The filing of any such legal proceeding shall not deprive you of your compensation earned prior to such filing. You shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve you in any cost, expense, loss or liability unless indemnification shall be furnished.

________________, 1999


(15) You may resign for any reason, upon thirty (30) days written notice to the Company. Upon the expiration of such thirty (30) day notice period, you may deliver all Subscription Funds and copies of Subscription Agreements in your possession under this Escrow Agreement to any successor Escrow Agent appointed by the Company, or if no successor Escrow Agent has been appointed, to any court of competent jurisdiction. Upon either such delivery, you shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way change the terms of paragraphs 13 and 14 affecting reimbursement of expenses, indemnity and fees. You shall have the right to deduct from the Subscription Funds transferred to any successor Escrow Agent any outstanding and unpaid expenses or fees.

(16) You agree to charge your customary and normal fee for your services hereunder. A copy of the current schedule is attached hereto. The fee schedule may be modified from time to time. The acceptance fee and expenses shall be paid in advance or at closing by the Company. Any subsequent fees and expenses will be paid by the Company upon receipt of invoice.

(17) All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, to the respective addresses set forth herein. You shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition, unless you have actually received written notice thereof from the Company or its authorized representative clearly referring to this Escrow Agreement.

(18) The rights created by this Escrow Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon the successors and assigns of you and the parties hereto. Notwithstanding the foregoing, the Company may not assign its rights hereunder without your prior written consent.

(19) This Escrow Agreement shall be construed and enforced according to the laws of the State of Florida.

(20) This Escrow Agreement shall terminate and you shall be discharged of all responsibility hereunder at such time as you shall have completed your duties hereunder.

(21) This Escrow Agreement may be executed in several counterparts, which taken together shall constitute a single document.

(22) This Escrow Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the transactions described herein and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto. Further, this Escrow Agreement may only be amended by a written amendment signed by the parties hereto.

(23) If any provision of this Escrow Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

(24) The Company shall provide you with its Employer Identification Number as assigned by the Internal Revenue Service. Additionally, the Company shall complete and return to you any and all tax forms

________________, 1999


         or reports required to be maintained or obtained by you. In the event that Subscription Funds are returned to subscribers pursuant to paragraph 7 hereof, you shall, based upon the information available to you, file with the Internal Revenue Service and send to each subscriber a Form 1099-INT with respect to contributions of interest to subscribers. All interest or other income earned under this Escrow Agreement which is payable to the Company pursuant to paragraph 6 hereof shall be allocated and paid as directed by the Company and reported to the Internal Revenue Service as having been so allocated and paid.

(25) Your signature hereto is your consent that a signed copy hereof may be filed with the various regulatory authorities of the State of Florida and with any Federal Government agencies or regulatory authorities.

         Please indicate your acceptance of this Agreement by executing a copy of this letter and returning it to the undersigned.

                                            Very truly yours,

                                       FIRST CAPITAL BANK HOLDING CORPORATION




                                       By:
                                          -------------------------------------
                                          Michael G. Sanchez
                                          President and Chief Executive Officer
Attest:



----------------------------------
Secretary

         (CORPORATE SEAL)

                                       ACCEPTED AND AGREED:

                                       THE BANKERS BANK



                                       By:
                                          -------------------------------------
                                             Vice President

                                  APPENDIX "B"

                     FIRST CAPITAL BANK HOLDING CORPORATION
                             SUBSCRIPTION AGREEMENT


To:     First Capital Bank Holding Corporation
        1875A South 14th Street
        Fernandina Beach, Florida  32034


Ladies and Gentlemen:

        You have informed me that First Capital Bank Holding Corporation (the "Company") is offering up to 1,000,000 shares of its $.01 par value common stock (the "Common Stock") at a price of $10.00 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus"). In addition, you have informed me that the minimum subscription is 100 shares.

         1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "The Bankers Bank, Escrow Agent for First Capital Bank Holding Corporation" or any other consideration satisfactory to the Company (the "Funds"), representing the payment of $10.00 per share for the number of shares of the Common Stock indicated below.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten business days after receipt of this subscription. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges receipt of a copy of the Prospectus and agrees to be bound by the terms of this Agreement and the Escrow Agreement.

         4. REVOCATION. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn. Therefore, until the earlier of the expiration of five business days after receipt by the Company of this Subscription Agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw this subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this
                  Section 4, he or she shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

        Please fill in the information requested below, make your check payable to "The Bankers Bank, Escrow Agent for First Capital Bank Holding Corporation", and mail the Subscription Agreement, Stock Certificate Registration Instructions, and check to the attention of Michael G. Sanchez, President, First Capital Bank Holding Corporation, 1875A South 14th Street, Fernandina Beach, Florida 32034.


                                          -------------------------------------
No. of Shares Subscribed                  (Signature of Subscriber)

                                          -------------------------------------
Funds Tendered ($10.00                    Name (Please Print or Type)
per share subscribed)

                                          Date:
                                               --------------------------------

                                          Phone Number:

                                                                          (Home)
                                          --------------------------------


                                                                        (Office)
                                          ------------------------------


                                          Residence Address:


                                          -------------------------------------


                                          -------------------------------------


                                          -------------------------------------
                                          City, State and Zip Code


                                          -------------------------------------
                                          Social Security Number or other
                                          Taxpayer Identification Number

                   STOCK CERTIFICATE REGISTRATION INSTRUCTIONS


_______________________________________________________________________________
Name

_______________________________________________________________________________
Additional Name if Tenant in Common or Joint Tenant


Mailing Address:_______________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________


Social Security Number or  other Taxpayer Identification Number:_______________

Number of Shares to be registered in above name(s): _____________

Legal form of ownership:

___ Individual                                  ___ Joint Tenants with Rights of Survivorship
___ Tenants in Common                           ___ Uniform Gift to Minors
___ Other _____________________



                       INFORMATION AS TO BANKING INTERESTS

1. As a prospective shareholder, I would be interested in the following services checked below:

                                                                              PERSONAL                 BUSINESS
        (a)     Checking Account                                                 ___                      ___
        (b)     Savings Account                                                  ___                      ___
        (c)     Certificates of Deposit                                          ___                      ___
        (d)     Individual Retirement Accounts                                   ___                      ___
        (e)     Checking Account Overdraft Protection                            ___                      ___
        (f)     Consumer Loans (Auto, etc.)                                      ___                      ___
        (g)     Commercial Loans                                                 ___                      ___
        (h)     Equity Line of Credit                                            ___                      ___
        (i)     Mortgage Loans                                                   ___                      ___
        (j)     Revolving Personal Credit Line                                   ___                      ___
        (k)     Safe Deposit Box                                                 ___                      ___
        (l)     Automatic Teller Machines (ATM's)                                ___                      ___

2. I would like our new bank to provide the following additional services:

        (a)


        (b)

                               FORM OF ACCEPTANCE




                                          First Capital Bank Holding Corporation
                                                         1875A South 14th Street
                                                 Fernandina Beach, Florida 32034


To:




Dear Subscriber:

        First Capital Bank Holding Corporation (the "Company") acknowledges receipt of your subscription for _____ shares of its $.01 par value Common Stock and your check for $__________.

        The Company hereby accepts your subscription for the purchase of _____ shares of its Common Stock, at $10.00 per share, for an aggregate of $__________, effective as of the date of this letter.

        Your stock certificate(s) representing shares of Common Stock duly authorized and fully paid will be issued to you as soon as practicable after all Subscription Funds are released to the Company from the Subscription Escrow Account, all as described in the Subscription Agreement executed by you and in the Prospectus furnished to you. In the event that (i) the offering is canceled, or (ii) the minimum number of subscriptions (610,000 shares) is not obtained, or
(iii) the Company shall not have received approval from the Federal Reserve Board to become a bank holding company, or (iv) First National Bank shall not have received charter approval from the Office of the Comptroller of the Currency and approval for deposit insurance from the Federal Deposit Insurance Corporation, your Subscription Funds will be returned to you, adjusted for net profits from the investment of such funds, if any, as described in the Prospectus.

        If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten (10) days of the date hereof.

                                      Very Truly Yours,

                                      FIRST CAPITAL BANK HOLDING CORPORATION




                                      By: _______________________________
                                                    Michael G. Sanchez
                                          President and Chief Executive Officer

-------------------------------------------------------------------------------


        WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ____________________________.

                           ---------------------------



                                TABLE OF CONTENTS

                                                                                                               PAGE


Prospectus Summary................................................................................................1
Risk Factors......................................................................................................4
Terms of The Offering............................................................................................10
Plan of Distribution.............................................................................................13
Use of Proceeds..................................................................................................14
Dividend Policy..................................................................................................16
Management's Discussion And
   Analysis of Financial Condition
   And Results of Operations.....................................................................................16
Business of First Capital........................................................................................17
Business of First National Bank..................................................................................18
Supervision And Regulation.......................................................................................24
Organizers And Principal
   Shareholders..................................................................................................29
Management.......................................................................................................29
Security Ownership of Certain
   Beneficial Owners and
   Management....................................................................................................34
Certain Transactions.............................................................................................35
Description of Capital Stock.....................................................................................35
Legal Proceedings................................................................................................38
Legal Matters....................................................................................................38
Experts..........................................................................................................38
Additional Information...........................................................................................39
Financial Statements............................................................................................F-1


Appendix A--Escrow Agreement

Appendix B--Subscription Materials

                           ---------------------------



Until __________, (90 days after the date of this Prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This requirement is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

              -----------------------------------------------------

-------------------------------------------------------------------------------





                                1,000,000 SHARES



                               FIRST CAPITAL BANK
                               HOLDING CORPORATION

                           A Bank Holding Company for




                                     [LOGO]




                             FIRST NATIONAL BANK OF
                                  NASSAU COUNTY

                            A Proposed National Bank




                                  COMMON STOCK





                           ---------------------------


                                   PROSPECTUS

                           ---------------------------








                              ALLEN C. EWING & CO.

                                   Sales Agent






                               ____________, 1999



              -----------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 607.0850(1) of the Florida Business Corporation Act ("FBCA") permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in he preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court. determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

        Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

        Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Section 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

        Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section
607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

        The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, Agreement, vote of shareholders or disinterested actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

        Article XI of the Company's Articles of Incorporation provide that the Company shall indemnify any director or officer or any former director or officer against any liability arising from any action or suit to the full extent permitted by Florida law as referenced above.

        Article VI of the Company's By-Laws provides that the Company shall indemnify a director, officer, employee or agent who has been successful on the merits or otherwise in the defense of any action, suit or proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director, officer, employee or agent of the Company, against reasonable expenses incurred by him in connection with such defense.

        The Company's By-Laws also provide that the Company is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company unless the court in which the action, suit or proceeding was brought, upon application, determines indemnification is fair and reasonable.

        The Company may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend the Company's Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the Company.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the sales commissions. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

                SEC Registration Fee...........................................       $    2,780
                NASD Filing Fee................................................       $    1,500
                Blue Sky Fees and Expenses.....................................       $    6,000
                Printing and Engraving Expenses................................       $    5,000
                Legal Fees and Expenses........................................       $   35,000
                Accounting Fees and Expenses...................................       $    3,500
                Advertising....................................................       $    5,500
                Mailing and Distribution.......................................       $      960
                Entertainment..................................................       $    3,500
                Miscellaneous..................................................       $    5,000
                                                                                      ----------

                          Total................................................       $   68,740
                                                                                      ==========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

        Not applicable.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The following exhibits are filed as part of this Registration Statement:

         Exhibit No.                        Description of Exhibit
         -----------                        ----------------------

             3.1                    Amended and Restated Articles of
                                    Incorporation of the Company.

             3.2                    Bylaws of the Company.

             4.1                    Specimen Common Stock Certificate.

             4.2                    Form of Escrow Agreement.

             5.1                    Opinion of Smith, Gambrell & Russell, LLP.(1)

            10.1 Real Estate Sales Contract for the proposed site of the Company at 1875A South 14th
                                    Street, Fernandina Beach, Florida, dated
                                    June 16, 1998.

            10.2 Amended and Restated Employment Agreement between the Organizers of the Company and Michael G. Sanchez, dated as of September 1,
                                    1998.

            10.3                    1998 Incentive Stock Option Plan.

            10.4                    Form of Organizer Warrant Certificate.

            23.1                    Consent of Smith, Gambrell & Russell, LLP
                                    (contained in their opinion filed as
                                    Exhibit 5.1 hereto).(1)

            23.2                    Consent of Porter Keadle Moore LLP.

            24 Power of Attorney (included in signature page to this Registration Statement).

            27                      Financial Data Schedule (for SEC use only)

-------------------------------------
(1)         To be filed by amendment.



ITEM 28.  UNDERTAKINGS.

      (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which,
                         individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                            [SIGNATURE PAGE FOLLOWS]

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Fernandina Beach, State of Florida on December 28, 1998.


                     FIRST CAPITAL BANK HOLDING CORPORATION



Date:  December 28, 1998             By:  /s/ Michael G. Sanchez
                                          -------------------------------------
                                          Michael G. Sanchez
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Sanchez and Suellen Rodeffer Garner, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


               Signature                                Title                                    Date
               ---------                                -----                                    ----
/s/ Ron Anderson                                       Director                           December 28, 1998
-------------------------------------
Ron Anderson


/s/ Christina H. Bryan                                 Director                           December 28, 1998
-------------------------------------
Christina H. Bryan


/s/ C. Brett Carter                                    Director                           December 28, 1998
-------------------------------------
C. Brett Carter


/s/ Suellen Rodeffer Garner                     Chairman of the Board                     December 28, 1998
-------------------------------------
Suellen Rodeffer Garner


/s/ William K. Haley, M.D.                             Director                           December 28, 1998
-------------------------------------
William K. Haley, M.D.

/s/ Lorie L. McCarroll                          Treasurer and Director                    December 28, 1998
----------------------------------------
Lorie L. McCarroll


/s/ David F. Miller                                    Director                           December 29, 1998
----------------------------------------
David F. Miller


/s/ William J. Mock, Jr.                               Director                           December 28, 1998
----------------------------------------
William J. Mock, Jr.


/s/ Marlene J. Murphy                                  Director                           December 28, 1998
----------------------------------------
Marlene J. Murphy


/s/ Robert L. Peters                                   Director                           December 28, 1998
----------------------------------------
Robert L. Peters


/s/ Lawrence Piper                              Secretary and Director                    December 28, 1998
----------------------------------------
Lawrence Piper


/s/ Michael G. Sanchez                        President, Chief Executive                  December 28, 1998
----------------------------------------         Officer and Director
Michael G. Sanchez


/s/ Harry R. Trevett                                   Director                           December 28, 1998
----------------------------------------
Harry R. Trevett


/s/ Edward E. Wilson                                   Director                           December 28, 1998
----------------------------------------
Edward E. Wilson


/s/ Marshall E. Wood                                   Director                           December 28, 1998
----------------------------------------
Marshall E. Wood

                                  EXHIBIT INDEX


 EXHIBIT
  NUMBER                                DESCRIPTION OF EXHIBIT
---------                 -----------------------------------------------------

3.1                       Amended and Restated Articles of Incorporation of the
                          Company.

3.2                       Bylaws of the Company.

4.1                       Specimen Common Stock Certificate.

4.2                       Form of Escrow Agreement.

5.1                       Opinion of Smith, Gambrell & Russell, LLP.(1)

10.1 Real Estate Sales Contract for the proposed site of the Company at 1875A South 14th Street, Fernandina
                          Beach, Florida, dated June 16, 1998.

10.2                      Amended and Restated Employment Agreement between the
                          Organizers of the Company and Michael G. Sanchez, dated as of September 1, 1998.

10.3                      1998 Incentive Stock Option Plan.

10.4                      Form of Organizer Warrant Certificate.

23.1 Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1 hereto).(1)

23.2                      Consent of Porter Keadle Moore, LLP.

24 Power of Attorney (included in signature page to this Registration Statement).

27                        Financial Data Schedule (for SEC use only)


  (1)    To be filed by amendment.